Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

NETSTAR-1, INC.

AND

COMPUTER HORIZONS CORP.

dated as of

September 29, 2006

EXECUTION COPY

Table of Contents

			Page

1.	DEFINITIONS		2
2.	PURCHASE AND SALE OF THE COMPANY SHARES		2
	2.1	Basic Transaction	2
	2.2	Closing Payments	2
	2.3	The Closing	2
	2.4	Determination of Net Asset Adjustment	2
	2.5	Adjustment to Closing Payment	2
	2.6	Escrow	2
3.	REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION		2
	3.1	Representations and Warranties of the Seller	2
	3.2	Representations and Warranties of the Buyer	2
4.	REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY		2
	4.1	Organization, Qualification, and Corporate Power	2
	4.2	Capitalization	2
	4.3	Noncontravention	2
	4.4	Brokers’ Fees	2
	4.5	Title to Assets	2
	4.6	Subsidiaries	2
	4.7	Financial Statements	2
	4.8	Events Subsequent to Most Recent Fiscal Year End	2
	4.9	Undisclosed Liabilities	2
	4.10	Legal Compliance	2
	4.11	Tax Matters	2
	4.12	Real Property	2
	4.13	Intellectual Property; Software	2
	4.14	Sufficiency of Assets	2
	4.15	Contracts	2
	4.16	Powers of Attorney	2
	4.17	Insurance	2

			Page

	4.18	Litigation	2
	4.19	Employees and Contractors	2
	4.20	Employee Benefits	2
	4.21	Guaranties	2
	4.22	Environmental, Health, and Safety Matters	2
	4.23	Governmental Licenses and Permits	2
	4.24	Government Contracts and Government Contract Bids	2
	4.25	Liability for Cost and Pricing Data	2
	4.26	Notes and Accounts Receivable	2
	4.27	Organizational Conflicts of Interest	2
	4.28	Customers and Suppliers	2
	4.29	Affiliated Transactions	2
	4.30	Defense Articles, Defense Services and Technical Data	2
	4.31	Disclosure	2
	4.32	Bank Accounts	2
	4.33	HIPAA Compliance	2
5.	ADDITIONAL AGREEMENTS OF THE PARTIES		2
	5.1	General	2
	5.2	Litigation Support	2
	5.3	Transition	2
	5.4	Confidentiality	2
	5.5	Noncompetition	2
	5.6	Prior Acquisition Agreement	2
	5.7	Accounts Receivable Matters	2
	5.8	Delivery of Corporate Records	2
	5.9	Landlord Consents	2
6.	INDEMNIFICATION		2
	6.1	Indemnification by the Seller	2
	6.2	Indemnification by the Buyer	2
	6.3	Supplemental Indemnification by Seller	2
	6.4	Claims Period; Survival	2

			Page

	6.5	Certain Limitations on Indemnification Obligations	2
	6.6	Defense of Claims	2
	6.7	Non-Third Party Claims	2
	6.8	Liability of the Company	2
	6.9	Tax Treatment	2
	6.10	Exclusive Remedy	2
	6.11	No Right of Contribution	2
	6.12	Claims upon Escrow Amount	2
7.	TAX MATTERS		2
	7.1	Post-Closing Tax Returns	2
	7.2	Transfer Taxes	2
	7.3	Audits and Contests Regarding Taxes	2
	7.4	Cooperation on Tax Matters	2
	7.5	Amended Tax Returns	2
	7.6	Refunds and Carrybacks	2
	7.7	Termination of Tax Sharing Agreements	2
	7.8	Survival of Obligations	2
8.	MISCELLANEOUS		2
	8.1	Press Releases and Public Announcements	2
	8.2	No Third-Party Beneficiaries	2
	8.3	Entire Agreement	2
	8.4	Succession and Assignment	2
	8.5	Counterparts	2
	8.6	Headings	2
	8.7	Notices	2
	8.8	Governing Law	2
	8.9	Amendments and Waivers	2
	8.10	Severability	2
	8.11	Fees and Expenses	2
	8.12	Construction	2
	8.13	Incorporation of Exhibits and Disclosure Schedules	2

		Page

8.14	Specific Performance	2
8.15	Submission to Jurisdiction	2
8.16	Waiver of Jury Trial	2
8.17	Brokerage Fees	2

EXHIBIT LIST

Exhibit A—Form of Escrow Agreement
Exhibit B—Financial Statements
Exhibit C—Form of Opinion of Counsel to the Seller
Exhibit D—Financing Commitment
Exhibit E—Estimated Net Asset Amount Certificate

DISCLOSURE SCHEDULES LIST

Schedule 2.4.3 — Accounting Policies and Practices
Schedule 4.1 — Officers and Directors
Schedule 4.3 — Necessary Consents
Schedule 4.4 — Brokers’ Fees
Schedule 4.8 — Events Subsequent to Most Recent Fiscal Year End
Schedule 4.9 - Undisclosed Liabilities
Schedule 4.11 — Tax Matters
Schedule 4.12 — Leased Real Property
Schedule 4.13.1 — Intellectual Property
Schedule 4.13.2 — Company Software
Schedule 4.13.3 — Exceptions to Intellectual Property Title
Schedule 4.13.4 — Intellectual Property Matters
Schedule 4.13.5 — Company Proprietary Software Matters
Schedule 4.13.6 — Third Party Rights in Company Software
Schedule 4.14 — Shared Assets
Schedule 4.15 — Material Contracts
Schedule 4.17 — Insurance
Schedule 4.18 — Litigation
Schedule 4.19.1 — Employees
Schedule 4.19.2 — Contractors
Schedule 4.19.3 — Company Policies, Rules and Procedures
Schedule 4.20 — Employee Benefits Plans
Schedule 4.22 — Environmental, Health and Safety Matters
Schedule 4.24.1 — Government Contracts
Schedule 4.24.2 — Government Contract Bids
Schedule 4.24.4 — Government Contract and Bids Matters
Schedule 4.24.5 — Compliance
Schedule 4.24.6 — Violations; Breaches

Schedule 4.24.6 — Default Notices; Terminations
Schedule 4.24.11 — Government Audits
Schedule 4.24.16 — Events or Omissions
Schedule 4.24.17 — Internal Audits
Schedule 4.24.18 — Cost Overruns
Schedule 4.24.19 — Assignments of Government Contract
Schedule 4.24.20 — Indirect Costs
Schedule 4.24.21 — Government—Furnished Items

v

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), is made as of September 29, 2006, by and among NETSTAR-1, INC., a Delaware corporation (the “Buyer”), and COMPUTER HORIZONS CORP., a New York corporation (the “Seller”).  The Buyer and the Seller are referred to individually herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, the Seller is the record and beneficial owner of 100% of the issued and outstanding capital stock of RGII Technologies, Inc., a Maryland corporation (the “Company”), which, as of the date hereof, consists of 510 shares of common stock, par value $1.00 per share (the “Company Shares”); and

WHEREAS, the Buyer desires to acquire and the Seller desires to sell the Company Shares on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1.                                      DEFINITIONS.  Capitalized terms used in this Agreement shall have the meanings set forth below.

“Accounts Receivable Date” has the meaning set forth in Section 5.7 below.

“Actions” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, and rulings.

“Adjusted Net Assets” means (i) all of the assets and properties of the Company on a consolidated basis, minus (ii) all Liabilities of the Company on a consolidated basis determined, in each case, in accordance with GAAP and the accounting principles, policies, practices and methods utilized in the preparation of the Most Recent Balance Sheet as set forth on Schedule 2.4.3.  Notwithstanding the foregoing, assets shall not include deferred income Tax assets, goodwill or intangibles (net of accumulated amortization) and Liabilities shall not include any deferred income Tax Liabilities or intercompany payables nor shall any cash or cash equivalents or Indebtedness be included.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local, or foreign Law.

“Agreement” has the meaning set forth in the preface above.

“AIM” means Automated Information Management, Inc., a Maryland corporation and a wholly owned Subsidiary of the Company.

“Bankruptcy Code” means Title 11 of the United States Code.

“Basket Amount” has the meaning set forth in Section 6.5.1 below.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in New York City.

“Buyer” has the meaning set forth in the preface above.

“Buyer Parties” means the Buyer, its Affiliates and the officers, directors and representatives of such Persons; provided that (i) the Company shall be a Buyer Party after the Closing and (ii) neither the Seller nor any of the Seller’s Affiliates shall be a Buyer Party at any time.

“Claim Amount” has the meaning set forth in Section 6.12.1 below.

“Closing” has the meaning set forth in Section 2.3 below.

“Closing Date” has the meaning set forth in Section 2.3 below.

“Closing Date Receivables” has the meaning set forth in Section 5.7 below.

“Closing Payment” has the meaning set forth in Section 2.2 below.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals above.

“Company Activities” has the meaning set forth in Section 5.5 below.

“Company Material Adverse Effect” means such state of facts, event(s), change(s) or effect(s) that had, has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, properties, Liabilities, business, financial condition, results of operations, customer, supplier or employee relations of the Company and AIM taken as a whole, except in each case for any such effects resulting from, arising out of, or relating to (a) the taking of any action or incurring of any expense in connection with this Agreement or the transactions contemplated hereby, (b) the entry into or announcement of this Agreement and the other transactions contemplated hereby, (c) any change in or interpretations of (i) GAAP or (ii) any Law, (d) any change in interest rates or general economic conditions in the industries or markets in which the Company or AIM or any of their subsidiaries operates or affecting United States or foreign economies in general, or (e) any action taken by the Buyer or any of its Affiliates.  Company Material Adverse Effect does not include any changes, events, conditions, or effects relating solely to Buyer or its subsidiaries’ or Affiliates’ financial condition, results of operations or business.

“Company Licensed Software” has the meaning set forth in Section 4.13.2 below.

“Company Proprietary Software” has the meaning set forth in Section 4.13.2 below.

“Company Shares” has the meaning set forth in the Recitals above.

“Company Software” has the meaning set forth in Section 4.13.2 below.

“Confidential Information” means all of the Company’s and AIM’s confidential or proprietary information, know-how, or data, in any form and whether or not marked or labeled as being confidential or proprietary, including without limitation:

(i)            all such information regarding the Company’s or AIM’s plans, research, development, proposals, products, employees, marketing, selling, business plans, budgets, finances, licenses, transactions, prices, and costs;

(ii)           all such information and databases regarding the identity, personnel, addresses, telephone numbers, skills, financial condition, business needs, and structure of the Company’s or AIM’s subcontractors, clients, customers, contacts, vendors, suppliers, and other contracting parties; and

(iii)          trade secrets and inventions.

“Cost Accounting Standards” means the United States Government Cost Accounting Standards as set forth in 48 C.F.R.  Part 30.

“Direct Contract Costs” means, with respect to any period, the aggregate amounts of labor and other direct expenses, including, without limitation, expenses for materials, subcontracts, consultants, and travel.

“Disclosure Schedules” has the meaning set forth in Article 4 below.

“Dispute Notice” has the meaning set forth in Section 6.12.2 below.

“Disputed Amount” has the meaning set forth in Section 6.12.4 below.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in ERISA §3(3)) and each other employee benefit plan, program or arrangement of any kind (whether written or oral) that the Company or AIM maintains, to which the Company or AIM contributes or has any obligation to contribute, or with respect to which the Company or AIM has any Liability.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Encumbrance” means any equity, claim, lien, pledge, option, warrant, charge, demand, easement, security interest, mortgage, deed of trust, right-of-way, restriction, purchase rights, preemptive rights, encumbrance, right of setoff, or adverse interest of any kind or character.

“Environmental, Health, and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances, and other provisions having the force or effect of Law, all judicial and administrative Orders and determinations, all contractual obligations, and all common Law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

“ERISA Affiliate” means each entity which is treated as a single employer with the Company or AIM for purposes of Code §414(b), (c), (m) and (o).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” has the meaning set forth in Section 2.6 below.

“Escrow Agent” has the meaning set forth in Section 2.6 below.

“Escrow Agreement” has the meaning set forth in Section 2.6 below.

“Escrow Amount” has the meaning set forth in Section 2.6 below.

“Escrow Period” has the meaning set forth in Section 2.6 below.

“Estimated Net Asset Amount” has the meaning set forth in Section 2.4.1 below.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exclusivity Period” has the meaning set forth in Section 5.6 below.

“FAR” has the meaning set forth in Section 4.24.5 below.

“Fiduciary” has the meaning set forth in ERISA §3(21).

“Filing Party” has the meaning set forth in Section 7.2 below.

“Final Net Asset Amount” has the meaning set forth in Section 2.4.2 below.

“Final Order” means (i) a settlement agreement signed by the Seller and the Buyer, or (ii) a certified copy of a final order or judgment of a court of competent jurisdiction determining the rights of the Seller and the Buyer with respect to the Escrow Amount, which has been finally affirmed by the highest court before which such appeal has been sought, or has become final by lapse of time, or is not otherwise subject to appeal.

“Financial Statements” has the meaning set forth in Section 4.7 below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Government Contract Bid” means any offer, proposal, or quote for goods or services to be delivered by the Company or AIM to or in support of a Governmental Authority under a proposed prime contract or a proposed subcontract (at any tier) under a proposed prime contract.

“Government Contract” means (i) any contract of the Company or AIM with a Governmental Authority, including without limitation any blanket purchasing agreement; and (ii) any subcontract (at any tier) of the Company or AIM with another entity that holds either a prime contract with such a Governmental Authority or a subcontract (at any tier) under such a prime contract, in each case including any task orders or delivery orders issued under, or any modifications to, any such contract or subcontract, whether currently active or subject to an open audit period.

“Government-Furnished Items” has the meaning set forth in Section 4.24.21 below.

“Governmental Authority” means any foreign, domestic, federal, territorial, state, or local governmental authority, quasi-governmental authority, instrumentality, court, government, or self-regulatory organization, commission, tribunal or organization, or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“HIPPA” has the meaning set forth in Section 4.33 below.

“Indebtedness” means, without duplication, (i) all indebtedness or other obligation of the Company and AIM for borrowed money, whether current, short-term, or long-term, secured or unsecured, (ii) all intercompany accounts, Liabilities and other obligations, (iii) any off-balance sheet financing of the Company and AIM including, without limitation, synthetic leases and project financing, (iv) any payment obligations of the Company and AIM in respect of banker’s acceptances or letters of credit, (v) any Liability of the Company and AIM with respect to interest rate swaps, collars, caps, and similar hedging obligations, (vi) any Liability of the Company and AIM under deferred compensation plans, phantom stock plans, incentive, severance or bonus plans, or similar arrangements made payable as a result of the transactions contemplated herein, (vii) any indebtedness referred to in clauses (i) through (vi) above of any Person which is either guaranteed by, or secured by a security interest upon any property owned by, the Company or AIM.

“Indemnification Claim” has the meaning set forth in Section 6.12.1 below.

“Indemnification Notice” has the meaning set forth in Section 6.12.1 below.

“Independent Accountants” has the meaning set forth in Section 2.4.2 below.

“Indirect Costs” means any fringe benefits, general and administrative expenses and overhead expenses.

“Insurance Policy” has the meaning set forth in Section 4.17 below.

“Intellectual Property” means: (i) all inventions, all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, divisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and all goodwill associated with any of the foregoing, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software (including source code, executable code, data, databases and related documentation), and (vii) all other proprietary rights.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” means actual knowledge and the knowledge which a director, officer and, when used with respect to the Seller, a Knowledgeable Employee, should have in the reasonable performance of their duties, after reasonable inquiry and diligence with respect to the matters at hand, including, without limitation, consultation with respect to such matter with officers, directors and employees with responsibility for the matter at issue.  When used with respect to the Seller, “Knowledge” means both (i) the Knowledge of the directors and officers of the Seller, the Company and AIM and (ii) the Knowledge of the Knowledgeable Employees.

“Knowledgeable Employees” means each of John Wayne, Susan Alexander, Nancy Dodd, Bette Burgess and Ken Kmiec.

“Law” means any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, decree, or other requirement of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company and AIM.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company or AIM hold any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company and AIM.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“License” means any security clearance, permit, license, variance, franchise, order, approval, consent, certificate, registration or other authorization of any foreign, federal,

provincial, state and local governments, governmental agencies, judicial authority or regulatory body, and other similar rights.

“Losses” means all damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, Encumbrances, losses, expenses, and fees (including court costs and reasonable attorneys’ fees and expenses) whenever arising or incurred.

“Material Adverse Effect” means with respect to a Party other than the Company or AIM, any event, change or effect that has occurred that (when taken together with all other events, changes or effects that have occurred) is likely to prevent or materially delay the performance of a Party under this Agreement or the transactions contemplated hereby.

“Most Recent Balance Sheet” means the balance sheet for the period ended June 30, 2006 contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in Section 4.7 below.

“Most Recent Fiscal Year End” means December 31, 2005.

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“Non-compete Period” has the meaning set forth in Section 5.5 below.

“Non-Filing Party” has the meaning set forth in Section 7.2 below.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party(ies)” has the meaning set forth in the preface above.

“Payment Authorization” has the meaning set forth in Section 6.12.4 below.

“Permitted Encumbrances” means (i) Encumbrances for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books in accordance with GAAP or Encumbrances for governmental charges or claims not yet due and payable, (ii) statutory Encumbrances of landlords, carriers, warehousemen, mechanics, and materialmen and other similar Encumbrances imposed by Law in the Ordinary Course of Business for sums not yet due and payable, and (iii) easements, rights-of-way, restrictions, and other similar charges or Encumbrances on real property, in each case which do not materially interfere with the conduct of the business of the Company or AIM.

“Person” means an individual, a partnership, a corporation, a limited liability entity, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

“Pre-Closing Income Tax Returns” has the meaning set forth in Section 7.1 below.

“Pre-Closing Tax Period” means all taxable periods (or portions thereof) ending on or before the Closing Date.

“Pre-Closing Taxes” has the meaning set forth in Section 6.3.2 below.

“Prior Acquisition Agreement” means the Stock Purchase Agreement by and among Computer Horizons Corp.  (Buyer), RGII Technologies, Inc. and Kathryn B.  Freeland (Seller), dated July 8, 2003.

“Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.

“Proposed Final Net Asset Amount” has the meaning set forth in Section 2.4.2 below.

“Purchase Price” has the meaning set forth in Section 2.1 below.

“Receivables Amount” has the meaning set forth in Section 5.7 below.

“Related Party” has the meaning set forth in Section 4.29 below.

“Related Party Agreement” has the meaning set forth in Section 4.29 below.

“Related Party Obligation” has the meaning set forth in Section 4.29 below.

“Reserve Amount” has the meaning set forth in Section 5.7 below.

“Seller” has the meaning set forth in the preface above.

“Seller Parties” means the Seller, its Affiliates (other than the Company and AIM) and the officers, directors and representatives of such Persons.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, ad valorem, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Claim” means (i) any claim based upon, arising out of or otherwise in respect of, any inaccuracy in or any breach of any representation or warranty of the Seller contained in this

Agreement related to Taxes, including, without limitation, Section 4.11 and (ii) any claim for Losses pursuant to Section 6.3.2.

“Tax Proceeding” has the meaning set forth in Section 7.3.1 below.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” has the meaning set forth in Section 7.7 below.

“Taxing Authority” means any Governmental Authority (whether federal, state, local, municipal, foreign or otherwise) responsible for the imposition, collection, or administration of any Tax.

“Territory” has the meaning set forth in Section 5.5 below.

“Transaction Documents” means, collectively, this Agreement, the Escrow Agreement and the other documents and instruments to be executed and or delivered in connection with the transactions contemplated by this Agreement.

“Transfer Taxes” has the meaning set forth in Section 7.2 below.

“Undisputed Portion” has the meaning set forth in Section 6.12.3 below.

“United States Government” means the government of the United States of America, its agencies and instrumentalities.

2.                                      PURCHASE AND SALE OF THE COMPANY SHARES.

2.1          Basic Transaction.  On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, the Company Shares free and clear of all Encumbrances for the consideration specified below in this Article 2.  The purchase price for the Company Shares is $15,250,000 subject to adjustment in accordance with Sections 2.2 and 2.4 (the “Purchase Price”).  The Purchase Price shall be determined on a no cash and no Indebtedness basis and Seller shall remove all cash and cash equivalents and shall assume and fully satisfy and discharge as of Closing all Indebtedness of the Company and AIM.

2.2          Closing Payments.

2.2.1  In consideration for the sale by the Seller of the Company Shares to the Buyer, at the Closing, the Buyer shall (i) pay to the Seller $14,250,000 minus $1,202,877, which equals the amount by which $7,590,721 exceeds the Estimated Net Asset Amount, if applicable, such Estimated Net Asset Amount in either case as determined in accordance with Section 2.4.1 (the “Closing Payment”), by wire transfer of immediately available funds to the account designated in writing by the Seller at least three Business Days prior to the payment date; and (ii) deposit $1,000,000 into escrow pursuant to Section 2.6 hereof.

2.2.2  All payments hereunder shall be made without any withholding for Taxes except as required by applicable Law; provided that with respect to payments under this Section 2.2, the Seller shall have delivered to the Buyer prior to Closing an affidavit that Seller is not a “foreign person” within the meaning of Code §1445 in a form reasonably satisfactory to the Buyer.

2.3          The Closing.

2.3.1  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of King & Spalding LLP, 1700 Pennsylvania Avenue, N.W., Washington, D.C.  20006, commencing at 10:00 a.m.  local time on the date hereof or such other date as the Buyer and the Seller may agree (the date on which the Closing occurs, the “Closing Date”).  The Closing shall be deemed to have occurred as of 11:59 p.m.  on the Closing Date.

2.3.2       At the Closing, the Seller will deliver to the Buyer:

2.3.2.1.  letters of resignation from each of the directors of the Company and AIM;

2.3.2.2.  an opinion of counsel to the Seller in form and substance as set forth in Exhibit C attached hereto, addressed to the Buyer, and dated as of the Closing Date;

2.3.2.3.  the Escrow Agreement duly executed by the Seller;

2.3.2.4.  original stock certificates representing the Company Shares and irrevocable stock powers executed by the Seller transferring the Company Shares to the Buyer;

2.3.2.5.  evidence reasonably satisfactory to the Buyer that the consents, permits and approvals set forth on Schedule 4.3 have been obtained and are in full force and effect;

2.3.2.6.  evidence reasonably satisfactory to the Buyer that all Related Party Agreements have been terminated;

2.3.2.7.  the records contemplated by Section 5.8;

2.3.2.8.  a certified copy of each of the Company’s and AIM’s articles of incorporation;

2.3.2.9.  a certificate of good standing for each of the Company and AIM from the Secretary of State of the jurisdiction of its incorporation, and a certificate from the Secretaries of State of each jurisdiction in which the Company and AIM lease real property or otherwise do business evidencing the Company’s and AIM’s authorization to conduct business as a foreign corporation in such state each dated not earlier than 20 days prior to the Closing Date; and

2.3.2.10.  an affirmation from the Seller stating that Seller is not a “foreign person” within the meaning of Code §1445.

2.3.3       At the Closing, the Buyer will:

2.3.3.1.  deliver to the Seller the Closing Payment specified in Section 2.2.1 above;

2.3.3.2.  deliver to the Seller the Escrow Agreement duly executed by the Buyer and the Escrow Agent; and

2.3.3.3.  deliver the Escrow Amount to the Escrow Agent.

2.4          Determination of Net Asset Adjustment.

2.4.1  Attached hereto as Exhibit E is a certificate setting forth Seller’s good faith estimate of the Adjusted Net Assets of the Company as of 11:59 p.m.  on the Closing Date (the “Estimated Net Asset Amount”), and including an estimated unaudited consolidated balance sheet of the Company as of 11:59 p.m.  on the Closing Date, which certificate shall be used to determine the amount of the Closing Payment under Section 2.2.

2.4.2  Promptly following the Closing Date, but in no event later than 90 days after the Closing Date, the Buyer shall, at its expense and with the reasonable assistance of the Seller, prepare and submit to the Seller a statement setting forth, in reasonable detail, the Adjusted Net Assets of the Company as of 11:59 p.m.  on the Closing Date (the “Proposed Final Net Asset Amount”).  In the event the Seller disputes the correctness of the Proposed Final Net Asset Amount, the Seller shall notify the Buyer in writing of its objections within 10 Business Days after receipt of the Buyer’s calculation of the Proposed Final Net Asset Amount and shall set forth, in writing and in reasonable detail, each of the reasons for the Seller’s objections.  If the Seller fails to deliver such notice of objections within such time, the Seller shall be deemed to have accepted the Buyer’s calculation.  The Buyer and the Seller shall endeavor in good faith to resolve any disputed matters within 10 days after the Buyer’s receipt of the Seller’s notice of objections.  If the Buyer and the Seller are unable to resolve the disputed matters, the Buyer and the Seller shall engage RSM McGladrey (the “Independent Accountants”) to resolve the matters in dispute that have been identified by the Parties in the prior correspondence (in a manner consistent with Section 2.4.3), including the appropriate amount of interest, if any, due on the disputed amounts (determined in accordance with Section 2.5.2 or Section 2.5.3, as the case may be) and the determination of the Independent Accountants in respect of the correctness of each matter remaining in dispute shall be conclusive and binding on the Buyer and the Seller.  The Adjusted Net Assets of the Company as of 11:59 p.m.  on the Closing Date as finally determined pursuant to this Section 2.4.2 (whether by failure of the Seller to deliver notice of objection, by agreement of the Buyer and the Seller or by determination of the Independent Accountants as set forth above), is referred to herein as the “Final Net Asset Amount.”

2.4.3  The Proposed Final Net Asset Amount and the Final Net Asset Amount shall be determined in accordance with GAAP and the accounting principles, policies, practices, and methods utilized in the Most Recent Balance Sheet and as set forth in Schedule 2.4.3, it being understood and agreed that if there is a conflict between GAAP and Schedule 2.4.3, the accounting principles, policies, practices, and methods set forth in Schedule 2.4.3 shall apply.

2.4.4  Subject to any applicable privileges (including, without limitation, the attorney-client privilege and the work product privilege) and any limitations imposed by the Buyer’s or the Company’s accounting firm, the Buyer shall make available to the Seller and, upon request, to the Independent Accountants: (i) the books, records, documents, and work papers underlying the preparation of the statement of the Proposed Final Net Asset Amount, and (ii) relevant employees of the Company.  Subject to any applicable privileges (including without limitation, the attorney-client privilege and work product privilege), the Seller shall make available to the Buyer and, upon request, to the Independent Accountants, the books, records, documents, and work papers created or prepared by or for the Seller in connection with the review of the Proposed Final Net Asset Amount.

2.4.5  The fees and expenses, if any, of the Independent Accountants shall be paid one-half by the Buyer and one-half by the Seller.

2.5          Adjustment to Closing Payment.

2.5.1  The Final Net Asset Amount determined in accordance with Section 2.4.2 shall be used to calculate post-Closing adjustments to the Closing Payment as set forth in this Section 2.5.

2.5.2  Following the process set forth in Section 2.4.2 hereof, if the Final Net Asset Amount is greater than the Estimated Net Asset Amount, the excess shall be paid to the Seller by the Buyer in immediately available funds together with interest thereon at the prime rate as published from time to time by the Wall Street Journal from the Closing Date to the date of payment.

2.5.3  Following the process set forth in Section 2.4.2 hereof, if the Final Net Asset Amount is less than the Estimated Net Asset Amount, the deficiency shall be paid to the Buyer by the Seller in immediately available funds together with interest thereon at the prime rate as published from time to time by the Wall Street Journal from the Closing Date to the date of payment.

2.5.4  All payments to be made to either the Buyer or the Seller pursuant to this Section 2.5 shall be made within three Business Days following the final determination of the Final Net Asset Amount by wire transfer of immediately available funds to the account designated by the Seller or the Buyer, as applicable, at least three Business Days prior to the payment date.

2.6          Escrow.  At the Closing, the Buyer shall withhold $1,000,000 (the “Escrow Amount”), from the Seller and shall instead deliver the Escrow Amount to an escrow agent selected by the Buyer and reasonably acceptable to the Seller (the “Escrow Agent”) for deposit into escrow (the “Escrow Account”).  The Escrow Amount shall be held and invested pursuant to the provisions of an escrow agreement in the form of Exhibit A hereto (the “Escrow Agreement”).  The Escrow Amount will be available to compensate the Buyer, and against which the Buyer may set-off, for a Net Asset adjustment in accordance with Section 2.5.3 and

Losses in respect of indemnification claims under Sections 6.1 and 6.3; provided, however, that the Buyer shall first be entitled, in its sole and absolute discretion, to collect any such amounts from the Seller before seeking recovery from the Escrow Amount.  To the extent that there are any funds remaining in the Escrow Account that are not subject to any pending claims under the Escrow Agreement, such funds, together with investment income thereon, shall be released to the Seller on the earlier of: (i) the later of six months following the Closing Date or the determination of the Final Net Asset Amount in accordance with Section 2.4.2; or (ii) the final dissolution of the Seller (such period, the “Escrow Period”).

3.                                      REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

3.1          Representations and Warranties of the Seller.  The Seller represents and warrants to the Buyer that the statements contained in this Section 3.1 are correct.

3.1.1  The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

3.1.2  The Seller has the corporate power and authority to execute and deliver this Agreement and to perform the Seller’s obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar Laws from time to time in effect affecting the enforcement of creditors’ rights generally.  The Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.  The execution, delivery and performance by the Seller of the Transaction Documents to which it is a party and the consummation by the Seller of the transactions contemplated by this Agreement are within the Seller’s corporate powers and have been duly authorized by all necessary corporate action on its part.  Without limiting the foregoing, the Seller need not give any notice to or obtain the consent or approval of its shareholders in connection with the transactions contemplated hereby.

3.1.3  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any Law, Order, or other restriction of any Governmental Authority to which the Seller is subject or any provision of its certificate of incorporation or bylaws, (ii) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which the Seller is bound or to which any of the Seller’s assets is subject, or (iii) result in the imposition or creation of an Encumbrance upon or with respect to the Company Shares.

3.1.4  The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

3.1.5  The Seller holds of record and owns beneficially all 510 of the issued and outstanding Company Shares, free and clear of all Encumbrances.  At the Closing, the Seller represents that the Buyer will acquire good, valid and marketable title to the Company Shares free and clear of all Encumbrances.  The Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Company.  The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company, and there are no issued or outstanding options, warrants, purchase rights, shares, subscription rights, conversion rights, preemptive rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock.

3.1.6  As of the date of this Agreement and at the Closing, (i) no bankruptcy proceeding or similar proceeding under the Bankruptcy Code or any similar applicable state, local or foreign Law, whether voluntary or involuntary, has been instituted or is continuing with respect to the Seller or involving its assets; (ii) the Seller’s net assets exceed its net Liabilities; and (iii) the Seller is able to pay its debts as they become due.  The Company and AIM do not constitute all or substantially all of the assets of the Seller.

3.1.7  There is no suit, action or administrative or other legal proceeding, nor any order, decree or judgment in progress, pending or in effect, or to the Knowledge of the Seller, threatened against the Seller in connection with or relating to the transactions contemplated by this Agreement, or any other agreement to be executed by the Seller pursuant hereto, and the Seller does not know or have any reason to be aware of any basis for the same.

3.1.8  The Seller represents and warrants that, prior to the execution of this Agreement, the Seller received an opinion from an independent third party financial expert that the consideration to be received by the Seller pursuant to the transaction contemplated by this Agreement is fair, from a financial point of view, to the Seller.

3.1.9  Based on the Seller’s and the Company’s conversations and correspondence to date with the landlords under the Leases specified on Schedule 4.3, the Seller has not received any indication, and has no reason to believe, that obtaining the consent of such landlords to assign such Leases will be denied or unduly delayed or conditioned.

3.2          Representations and Warranties of the Buyer.  The Buyer represents and warrants to the Seller that the statements contained in this Section 3.2 are correct.

3.2.1  The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

3.2.2  The Buyer has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar Laws from time to time in effect affecting the enforcement of creditors’ rights generally.  The execution, delivery and performance by the

Buyer of the Transaction Documents to which it is a party and the consummation by the Buyer of the transactions contemplated by this Agreement are within the Buyer’s corporate powers and have been duly authorized by all necessary corporate action on its part.  The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

3.2.3  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any Law, Order, or other restriction of any Governmental Authority to which the Buyer is subject or any provision of its certificate of incorporation or bylaws or (ii) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

3.2.4  The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

3.2.5  There is no suit, action or administrative or other legal proceeding, nor any order, decree or judgment in progress, pending or in effect, or to the knowledge of the Buyer, threatened against the Buyer in connection with or relating to the transactions contemplated by this Agreement, or any other agreement to be executed by the Buyer pursuant hereto, and the Buyer does not know or have any reason to be aware of any basis for the same.

3.2.6  The Buyer is not in default with respect to any indebtedness, note, indenture, loan agreement, mortgage, lease, deed, or other agreement to which the Buyer is a party or by which it is bound, and the Buyer has not received any notice or demands with respect to the same, which default or demand would cause a Material Adverse Effect as to the Buyer.

3.2.7  As of the date of this Agreement and at the Closing, (i) no bankruptcy proceeding or similar proceeding under the Bankruptcy Code or any similar applicable state, local or foreign Law, whether voluntary or involuntary, has been instituted or is continuing with respect to the Buyer or involving its assets; (ii) the Buyer’s net assets exceed its net Liabilities; and (iii) the Buyer is able to pay its debts as they become due.

3.2.8  Attached hereto as Exhibit D is a true, correct and complete copy of a financing commitment from the Buyer’s lender, which commitment is in full force and effect.

4.                                      REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY.

Except as set forth in the attached disclosure schedules delivered by the Seller to the Buyer on the date hereof (the “Disclosure Schedules”), the Seller hereby represents and warrants to the Buyer that the statements contained in this Article 4 are true and correct.  The Disclosure Schedules shall be arranged according to the numbered and lettered Sections in this Article 4, and any disclosure shall qualify (x) the corresponding Section in this Article 4 and (y) any other Section(s) in this Article 4 only to the extent that such disclosure clearly states by cross reference to the specific Section(s) of this Article 4 that it also qualifies or applies to such other Section(s).  The Seller and the Company hereby acknowledge that nothing in the Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the applicable Disclosure Schedule(s) identifies such exception with particularity.  Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

4.1          Organization, Qualification, and Corporate Power.  Each of the Company and AIM is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation.  Each of the Company and AIM has all requisite corporate power and authority to own, lease and operate the assets owned, leased and operated by it and to carry on its business as currently being conducted and contemplated to be conducted by it.  Each of the Company and AIM is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where such qualification is required except where the failure to so qualify would not have a Company Material Adverse Effect.  Schedule 4.1 identifies the directors and officers of each of the Company and AIM.  The Seller and the Company have delivered to the Buyer correct and complete copies of the certificate of incorporation and bylaws of each of the Company and AIM (as amended to date).  The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each of the Company and AIM are correct, accurate and complete in all material respects.

4.2          Capitalization.  The entire authorized capital stock of the Company consists of 510 shares of common stock, $1.00 par value per share, of which 510 shares are issued and outstanding.  All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, free of preemptive rights, and are held of record, and beneficially owned, by the Seller.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, preemptive rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company, nor has the Company committed to issue any of the foregoing.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.  At Closing, the Buyer will acquire 100% of the outstanding capital stock of the Company, which will own 100% of the outstanding capital stock of AIM, and no third party will have the right to acquire any interests in either the Company or AIM.

4.3          Noncontravention.  Except as set forth on Schedule 4.3, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any Law, Order, or other restriction of any Governmental Authority to which the Company or AIM is subject or any provision of the certificate of incorporation or bylaws of the Company and AIM, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice, report or other filing (whether with a Governmental Authority or other third party) or give rise to any payments or compensation under any agreement, contract, lease, license, instrument, or other arrangement to which the Company or AIM is a party or by which the Company or AIM is bound or to which any of the Company’s or ATM’s assets are subject, or (iii) result in the imposition of any Encumbrance upon any of the Company Shares or the Company’s or ATM’s assets.  Except as set forth in Schedule 4.3, neither the Company nor the Seller needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement.

4.4          Brokers’ Fees.  Except as set forth on Schedule 4.4, the Company has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4.5          Title to Assets.  Each of the Company and AIM has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Encumbrances, excluding Permitted Encumbrances and except for properties and assets disposed of in the Ordinary Course of Business since June 30, 2006.

4.6          Subsidiaries.  AIM is the sole Subsidiary of the Company.  All of the outstanding shares of the capital stock of AIM are owned by the Company free and clear of all Encumbrances.  All issued and outstanding shares of capital stock of AIM are validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, preemptive rights.  There are no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require AIM to issue, sell or otherwise cause to become outstanding any of its capital stock.  Except for AIM, the Company does not own any equity interest in any Person.

4.7          Financial Statements.  Attached hereto as Exhibit B are the following Company financial statements (collectively, the “Financial Statements”): (i) unaudited consolidated balance sheets, statements of income, statements of cash flows and changes in stockholders’ equity, as of and for the fiscal years ended December 31, 2004 and December 31, 2005, along with the related notes thereto (the “Most Recent Fiscal Year End”) for the Company; and (ii) unaudited consolidated balance sheet and statements of income, changes in stockholders’ equity, and cash flows (the “Most Recent Financial Statements”) as of and for the six months ended June 30, 2006 for the Company.  The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP (except that the unaudited interim financial statements will not contain any footnotes, may not contain all adjustments required by GAAP and will be subject to year-end adjustment); present fairly the financial condition, the results of operations, shareholders’ equity and cash flow of the Company in all material respects; are correct and complete; and are consistent with the books and records of the Company.

4.8          Events Subsequent to Most Recent Fiscal Year End.  Except as set forth on Schedule 4.8, since the Most Recent Fiscal Year End, there has not been any change in the business, financial condition, operations, results of operations, assets, customer, supplier or employee relations which has had, or is reasonably likely to have, a Company Material Adverse Effect.  Without limiting the generality of the foregoing, since that date:

4.8.1  neither the Company nor AIM has sold, leased, transferred, or assigned any of its assets, tangible or intangible, that are material, either individually or in the aggregate, to its business, outside the Ordinary Course of Business;

4.8.2  neither the Company nor AIM has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $25,000 or outside the Ordinary Course of Business;

4.8.3  neither the Company nor AIM has engaged in any new line of business;

4.8.4  no party (including the Company or AIM) has accelerated, terminated, made material modifications to, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which the Company or AIM is a party or by which it is bound nor, to the Knowledge of the Seller, threatened any of the foregoing actions;

4.8.5  except for Permitted Encumbrances, neither the Company nor AIM has caused or permitted any Encumbrance to be imposed upon any of its assets, tangible or intangible, that are material, either individually or in the aggregate, to its business;

4.8.6  neither the Company nor AIM has made any capital expenditure (or series of related capital expenditures) either involving more than $10,000 or outside the Ordinary Course of Business;

4.8.7  neither the Company nor AIM has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

4.8.8  neither the Company nor AIM has created, incurred, otherwise become liable for, or issued any note, bond, or debt security or other Indebtedness or assumed or guaranteed any Indebtedness and has not repaid or returned any note, bond or other Indebtedness of the Company or AIM;

4.8.9  neither the Company nor AIM has amended, cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business, and has not accelerated collection of accounts receivable, or delayed payment of accounts payable;

4.8.10  neither the Company nor AIM has granted any license or sublicense of any rights under or with respect to any Intellectual Property that is material, either individually or in the aggregate, to its business or disposed of or permitted to lapse any rights to the use of any of its Intellectual Property or disclosed to any Person any of its material trade secrets, formula, processes, technology or know-how not heretofore a matter of public knowledge;

4.8.11  there has been no change made or authorized in the certificate of incorporation or bylaws of the Company or AIM;

4.8.12  neither the Company nor AIM has issued, sold, exchanged, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

4.8.13  neither the Company nor AIM has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

4.8.14  neither the Company nor AIM has experienced any damage, destruction, or loss (whether or not covered by insurance) to property that is material, either individually or in the aggregate, to its business;

4.8.15  neither the Company nor AIM has made any loan to, or entered into any other transaction with, any of its respective directors, officers, and employees;

4.8.16  except as set forth on Schedule 4.8, neither the Company nor AIM has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

4.8.17  other than in the Ordinary Course of Business, neither the Company nor AIM has granted any increase in the compensation of any of its respective directors, officers or employees;

4.8.18  neither the Company nor AIM has adopted, amended or modified in any material respect, or terminated any bonus, profit sharing, incentive, severance, employee benefit or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

4.8.19  except as set forth on Schedule 4.8, neither the Company nor AIM has entered into or modified any retention, severance or incentive agreement related to the transactions contemplated by this Agreement;

4.8.20  neither the Company nor AIM has made any other change in employment terms, compensation or benefits for any of its respective directors, officers, and employees;

4.8.21  neither the Company nor AIM (nor the Seller or any of its Affiliates with respect to the Company or AIM) has changed any method or principle of accounting, except to the extent required by GAAP or as advised by the Company’s independent accountant;

4.8.22  neither the Company nor AIM has paid, discharged or satisfied any Liability which resulted in a continuing monetary or non-monetary obligation on its business;

4.8.23  neither the Company nor AIM (nor the Seller or any of its Affiliates with respect to the Company or AIM) has (i) made, changed, or revoked any material Tax election (other than as otherwise required by changes in applicable Law or GAAP), (ii) settled or compromised any Tax Liability or refund, or (iii) filed any amended Tax Return, entered into any closing agreement, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax; and

4.8.24  neither the Company nor AIM has committed to or agreed to undertake any of the foregoing.

4.9          Undisclosed Liabilities.  Except as disclosed on Schedule 4.9, each of the Company and AIM has no Liability (and, to the Knowledge of the Seller, there is no Action pending or threatened against the Company or AIM that would reasonably be expected to give rise to any Liability), except for (i) Liabilities set forth on the Most Recent Balance Sheet, and (ii) Liabilities which have arisen after June 30, 2006 in the Ordinary Course of Business or as a result of the transactions contemplated hereby (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law).

4.10        Legal Compliance.  Each of the Company and its predecessors and Affiliates has complied with all applicable Laws and Orders, and no Action has been filed or commenced against or, to the Knowledge of the Seller, threatened against any of them alleging any failure so to comply.

4.11        Tax Matters.

4.11.1  Each of the Company and AIM has duly and timely filed (or there has been duly and timely filed on behalf the Company and AIM) all Tax Returns required to have been filed by (or with respect to) either of them.  All such Tax Returns are true, correct and complete in all respects.  All Taxes required to have been paid by (or on behalf of) the Company or AIM (whether or not shown on any Tax Return) have been paid.  There are no Encumbrances on any of the assets of the Company or AIM that arose in connection with any failure (or alleged failure) to pay any Tax other than a Permitted Encumbrance.

4.11.2  Each of the Company and AIM has complied with all applicable Laws regarding payment and withholding of Taxes and has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Person.

4.11.3  No Action or audit has commenced and no notice has been given that such Action or audit is pending or is threatened with respect to the Company or AIM in respect of any Taxes, and no deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company or AIM for which adequate reserves have not been established.  No claim has ever been made by a Taxing Authority in writing or, to the Knowledge of the Seller, made in any other manner by a jurisdiction where the Company or AIM does not file (or there has not been filed on behalf of the Company or AIM) Tax Returns that the Company or AIM is or may be subject to taxation by that jurisdiction.

4.11.4  The Seller has previously delivered or made available to the Buyer true, correct and complete copies of (i) all Tax Returns filed by or on behalf of the Company and AIM for all completed Tax years of the Company and AIM for which the applicable statute of limitation has not expired, and (ii) all ruling requests, private letter rulings, notices of proposed deficiencies, closing agreements, settlement agreements, and any similar documents or communication sent or received by (or with respect to) the Company or AIM relating to Taxes.

4.11.5  Neither the Company nor AIM has executed (nor has there been executed on behalf of the Company or AIM) any agreement waiving any statute of limitations in respect of assessment or collection of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that has continuing effect, or granted any power of attorney in respect to the Company or AIM with respect to any matter related to Taxes which is currently in force.

4.11.6  Neither the Company nor AIM has made any payments or is obligated to make any payments in connection with the transactions contemplated by this Agreement that would be excess parachute payments within the meaning of Code §280G (or any similar provision of state, local, or foreign Tax Law).  Neither the Company nor AIM has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).  Except as set forth on Schedule 4.11, each of the Company and AIM has disclosed on its federal income Tax Returns all positions taken therein that to the Knowledge of the Seller could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662.  The unpaid taxes of each of the Company and AIM (i) did not, as of June 30, 2006, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and AIM in the filing of its Tax Returns.

4.11.7  Neither the Company nor AIM will be required to include any item of income in, nor will the Company or AIM exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any change in method of accounting for a Pre-Closing Tax Period under Code §481(c) (or any corresponding or similar provision of state, local, or foreign income Tax Law).  Neither the Company nor AIM is a party to any “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local, or foreign income Tax Law) executed on or prior to the Closing Date that would have continuing effect after the Closing Date.

4.11.8  Except as disclosed on Schedule 4.11, neither the Company nor AIM is a party to any Tax Sharing Agreement.  Neither the Company nor AIM (i) has ever been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Seller) or (ii) has any Liability for the Taxes of any Person (other than the Company and AIM) under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

4.11.9  Neither the Company nor AIM has (i) gain from any “intercompany transaction” that has been deferred pursuant to Treasury Regulation §1.1502-13 or an “excess loss account” described in Treasury Regulation §1.1502-19 (or any corresponding or similar provision of state, local, or foreign income Tax Law) arising from any Pre-Closing Tax Period; (ii) income from any installment sale or open transaction disposition made on or prior to the Closing Date, that is required to be reported by the Company after the Closing Date; or (iii) prepaid income amounts that were received on or prior to the Closing Date but were not reported in computing taxable income for any Pre-Closing Tax Period, except, in each case, to the extent adequately reserved for in the Most Recent Financial Statement or arising in the Ordinary Course of Business since June 30, 2006.

4.11.10  At the time that the Company purchased the stock of AIM, the seller of such stock represented that a valid S election was in effect for AIM.

4.11.11  Neither the Company nor AIM has entered into or otherwise participated (directly or indirectly) in (i) any “listed transaction” within the meaning of Treasury Regulation §1.6011-4(b)(2) or (ii) to the Knowledge of the Seller, any other “reportable transaction” within the meaning of Treasury Regulation §1.6011-4(b).

4.12        Real Property.

4.12.1  Neither the Company nor AIM own any real property.

4.12.2  Schedule 4.12 sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease).  The Company has delivered to the Buyer a true and complete copy of each such Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease.  With respect to each of the Leases:

4.12.2.1.  such Lease is legal, valid, binding, enforceable, and in full force and effect;

4.12.2.2.  the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing;

4.12.2.3.  the Company’s or AIM’s, as applicable, possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no disputes with respect to such Lease;

4.12.2.4.  neither the Company nor AIM, on one hand, nor any other party to such Lease, on the other hand, is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification, or acceleration of rent under such Lease;

4.12.2.5.  no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full;

4.12.2.6.  neither the Company nor AIM owes, nor will it owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

4.12.2.7.  the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company or AIM;

4.12.2.8.  neither the Company nor AIM has subleased, licensed, or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof;

4.12.2.9.  neither the Company nor AIM has collaterally assigned or granted any other security interest in such Lease or any interest therein; and

4.12.2.10.  there are no Encumbrances on the estate or interest created by such Lease.

4.13        Intellectual Property; Software.

4.13.1  Schedule 4.13.1 sets forth a true and correct list of all Intellectual Property that is used by the Company or AIM, or as to which the Company or AIM claims an ownership interest or as to which the Company or AIM is a licensee or licensor and the jurisdictions where each is registered (if any).  Except as set forth on Schedule 4.13.1, each of the Company and AIM has good and marketable title to or possesses adequate licenses or other valid rights to use such Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances, and has paid all maintenance fees, renewals or expenses related to such Intellectual Property.  To the Knowledge of the Seller, neither the use of such Intellectual Property nor the conduct of each of the Company’s and AIM’s business in the Ordinary Course of Business, misappropriates, infringes upon or conflicts with any patent, copyright, trade name, trade secret, trademark or other Intellectual Property rights of any third party.  No party has filed a claim (or, to the Knowledge of the Seller, threatened to file a claim) against the Company or AIM alleging that it has violated, infringed on or otherwise improperly used the Intellectual Property rights of such party and, to the Knowledge of the Seller, neither the Company nor AIM has violated or infringed any patent, trademark, trade name, service mark, service name, copyright or trade secret of other parties.  Each of the Company and AIM has exercised reasonable commercial efforts to enter into proprietary information protection agreements with all employees and consultants with respect to the Company’s and AIM’s Intellectual Property rights and other Confidential Information.

4.13.2  Schedule 4.13.2 sets forth a true and complete list of: (i) all software owned by the Company or AIM other than off-the-shelf software (the “Company Proprietary Software”); and (ii) all software not owned by the Company or AIM used in connection with the business of the Company and AIM, including open source software (the “Company Licensed Software” and, together with the Company Proprietary Software, the “Company Software”).

4.13.3  Except as set forth on Schedule 4.13.3, each of the Company and AIM has all right, title, and interest in and to all Intellectual Property rights in the Company Proprietary Software, free and clear of all Encumbrances other than Permitted Encumbrances.  The use of the Company Licensed Software and the use of the Company Proprietary Software does not breach any material terms of any license or other contract between the Company or AIM and any third party.  Each of the Company and AIM is in material compliance with the terms and conditions of all license agreements in favor of the Company relating to the Company Licensed Software.

4.13.4  The Company Proprietary Software does not infringe any Intellectual Property right of any third party.  The source code for the Company Proprietary Software has been maintained in confidence.  Except as set forth on Schedule 4.13.4, neither the Company nor AIM has received notice from any third party claiming any right, title, or interest in the Company Proprietary Software.

4.13.5  Except as set forth in Schedule 4.13.5, the Company Proprietary Software was: (i) developed by the Company’s employees or AIM’s employees, as the case may be, working within the scope of their employment at the time of such development; (ii) developed by agents, consultants, contractors, or others who have executed appropriate instruments of assignment in favor of the Company or AIM, as the case may be, as assignee that have conveyed to the Company or AIM, as the case may be, ownership of all of its Intellectual Property rights in the Company Proprietary Software; or (iii) acquired by the Company or AIM in connection with acquisitions in which the Company or AIM obtained appropriate representations, warranties, and indemnities from the transferring party relating to the title to such Company Proprietary Software.

4.13.6  Except as set forth in Schedule 4.13.6 and except for rights granted to a Governmental Authority pursuant to a Government Contract with such Governmental Authority, neither the Company nor AIM has granted rights in Company Software to any third party.

4.13.7  The Intellectual Property owned by or licensed to each of the Company and AIM and the Company Software constitute all of the Intellectual Property necessary for the conduct of its business as conducted prior to the date hereof, including the performance of all Government Contracts, any outstanding options thereunder and all Government Contract Bids.  No other Person, including the Seller or its Affiliates (other than the Company or AIM), owns or licenses any Intellectual Property used in the conduct of either the Company’s or AIM’s business.

4.14        Sufficiency of Assets.  Each of the Company and AIM owns and has good and marketable title, free and clear of Encumbrances, to all of the assets purported to be owned by them.  Each of the Company and AIM has a valid leasehold interest in all of the tangible and intangible assets (including, without limitation, all buildings, machinery, equipment, and other tangible assets) that it does not own which are necessary for the conduct of its business.  Each such tangible asset is free from material defects (patent and latent), has been maintained in accordance with normal industry practice, is in satisfactory operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.  The assets owned by the Company and AIM or to which the Company or AIM has a valid leasehold interest in or license to use are all of the assets and rights necessary or desirable for the conduct of the business of the Company and AIM after the Closing in substantially the same manner as the business of the Company and AIM have historically been conducted and, except as set forth on Schedule 4.14, no such assets or rights are owned by, or leased or licensed to, the Seller.

4.15        Contracts.  Schedule 4.15 identifies each of the contracts, commitments, arrangements, undertakings, and other agreements to which the Company or AIM is a party (other than Government Contracts and Related Party Agreements, which are set forth separately on Schedule 4.24.1 and Schedule 4.29, respectively):

4.15.1  for the lease of personal or real property to or from any Person providing for lease payments in excess of $20,000 per annum;

4.15.2  for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, which reasonably would be expected to result in a material loss to the Company or AIM, or involve consideration in excess of $20,000;

4.15.3  concerning a partnership or joint venture;

4.15.4  under which the Company or AIM has created, incurred, assumed, or guaranteed any Indebtedness or under which it has imposed an Encumbrance on any of its assets, tangible or intangible;

4.15.5  concerning confidentiality, noncompetition or which restricts any business of the Company or AIM, or the ability to solicit or hire any Person;

4.15.6  with respect to any profit sharing, stock option, stock purchase, stock appreciation, phantom stock, deferred compensation, incentive, severance, bonus, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

4.15.7  any collective bargaining agreement;

4.15.8  for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $20,000 or providing material severance benefits;

4.15.9  under which it has advanced or loaned any amount to any of its directors, officers, and employees outside of the Ordinary Course of Business;

4.15.10  under which the consequences of a default or termination could reasonably be expected to have a Company Material Adverse Effect;

4.15.11  the performance of which involves the payment of consideration by the Company or AIM in excess of $20,000 per annum;

4.15.12  relating to Intellectual Property (other than those related to retail shrinkwrap software licensed by the Company or AIM for a total cost of less than $2,000 each instance) including licenses, permits, sublicenses, or the development of Intellectual Property; or

4.15.13  which is a stock purchase agreement, asset purchase agreement, or other acquisition or divestiture agreement entered into by the Company or AIM since its inception.

The Company has delivered to the Buyer a true and complete copy of such written contract required to be listed in this Schedule 4.15.  Neither the Company nor, to the Seller’s Knowledge, any other party to such contract is in breach or default thereunder, and no event has occurred which, with notice or lapse of time or both, would constitute a breach or default thereof, or permit termination, modification or acceleration thereunder.

4.16        Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of the Company or AIM.

4.17        Insurance.  Schedule 4.17 contains a description (including the name of the insurer, the policy number, the period, amount, and scope of coverage) of each insurance policy maintained by each of the Company and AIM with respect to its properties, assets and business (each an “Insurance Policy”).  Each Insurance Policy (i) is legal, valid, binding, enforceable and in full force and effect as of the Closing and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby.  Neither the Company nor AIM is in default with respect to its obligations under any Insurance Policy, nor has the Company or AIM been denied insurance coverage.  Except as set forth on Schedule 4.17, neither the Company nor AIM has any self-insurance or co-insurance programs.  Except as set forth on Schedule 4.17, the reserves set forth on the Most Recent Balance Sheet are adequate to cover all Liabilities with respect to any such self-insurance or co-insurance programs including, without limitation, all terminal Liabilities.  In the three year period ending on the date hereof, neither the Company nor AIM has received any notice from, or on behalf of, any insurance carrier relating to or involving any change in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy, or requiring or suggesting material alteration of any of the Company’s or AIM’s assets, purchase of additional equipment or material modification of any of the Company’s or AIM’s methods of doing business.  Neither the Company nor AIM has made any claim against an Insurance Policy as to which the insurer is denying coverage.

4.18        Litigation.  Except as set forth on Schedule 4.18, there is no Action pending before any Governmental Authority against, or to the Knowledge of the Seller, threatened against or affecting, the Seller or the Company or AIM with respect to the Company or AIM or the Company’s or AIM’s business as it is presently conducted.  The Actions listed on Schedule 4.18 will not, either individually or in the aggregate, have a Company Material Adverse Effect.  Except as set forth on Schedule 4.18, neither the Seller nor the Company or AIM is in violation of and, to the Knowledge of the Seller, is not under investigation with respect to and, to the Knowledge of the Seller, has not been threatened to be charged with or given notice of any violation of, any applicable Law or Order.

4.19        Employees and Contractors.

4.19.1  Schedule 4.19.1 contains a list of all employees of the Company and AIM, along with the position, date of hire, annual rate of compensation (or with respect to employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), most recent increase (or decrease) in compensation and amount thereof, and estimated or target annual incentive compensation of each such Person.  Except as set forth on Schedule 4.19.1, none of such employees is a party to an employment agreement or contract with the Company or AIM and each is employed “at will.”  Each employee has entered into the Company’s or AIM’s standard form of employee proprietary information non-disclosure and invention assignment agreement, a copy of which has been previously delivered to the Buyer.  To the Knowledge of the Seller, no executive, key employee, or group of employees has any plans to terminate employment with the Company or AIM.  Neither the Company nor AIM is a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes.  Neither the Company nor AIM has committed any material unfair labor practice.  The Seller does not have any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or AIM.

4.19.2  Schedule 4.19.2 contains a list of all independent contractors (excluding government subcontractors) currently engaged by the Company or AIM, along with the position, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person.  Each such independent contractor has entered into with the Company or AIM, as applicable, a written independent contractor agreement, a copy of which has been previously delivered to the Buyer.  For the purposes of applicable Law, including without limitation the Code, all independent contractors who are, or within the last six years have been, engaged by the Company are bona fide independent contractors and not employees of the Company or AIM.

4.19.3  There are no written policies, rules or procedures applicable to employees of the Company or AIM other than those set forth in Schedule 4.19.3.  True and complete copies of such policies have been delivered to the Buyer.

4.19.4  Neither the Company nor AIM is delinquent in payments to any of its employees for wages, salaries, commissions, bonuses, or other direct compensation for services performed by such employees or for reimbursement of expenses.

4.20        Employee Benefits.

4.20.1  Schedule 4.20 sets forth a complete and correct list of each Employee Benefit Plan.

4.20.2  Each Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies and has complied at all times in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable Laws.

4.20.3  All required reports and descriptions (including annual reports (IRS Form 5500), summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan.  The requirements of COBRA have been met in all material respects with respect to each Employee Benefit Plan which is an Employee Welfare Benefit Plan subject to COBRA.

4.20.4  All contributions (including all employer contributions and employee salary reduction contributions) which are due have been made within the time periods prescribed by ERISA and the Code to each Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company.  All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.  All of the assets that have been set aside in a trust or insurance company separate account to satisfy any obligations under any Employee Benefit Plan are shown on the books and records of each such trust and each such account at their fair market value as of the most recent valuation date for such trust or account, the fair market value of all such assets as of each such valuation date equaled or exceeded the present value of any liability under any Employee Benefit Plan, and the Liabilities for all other obligations under any Employee Benefit Plan are accurately set forth in the Most Recent Financial Statements.

4.20.5  Each Employee Benefit Plan which is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a determination from the IRS that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan.  Each such Employee Benefit Plan has been timely amended to comply with the provisions of recent legislation commonly referred to as “GUST” and timely submitted to the IRS for a determination letter that takes such amendments into account.

4.20.6  The Seller and the Company have delivered to the Buyer correct, complete and current copies of the plan documents and summary plan descriptions, an accurate written summary of all material provisions of each Employee Benefit Plan, the most recent determination letter received from the IRS with respect to the plans described in Section 4.20.5, the most recent annual report (IRS Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan.  Except as set forth in Schedule 4.20, each Employee Benefit Plan may be amended, terminated or otherwise discontinued at the will by the Company or AIM without liability for such amendment, termination or discontinuance (other than costs of administration and accelerated vesting, as required by Law).  Except as set forth in Schedule 4.20, the transactions contemplated by this Agreement will not result in any additional payments to or benefit accruals for, or any increase in the vested interest of, any current or former officer, employee or director or their dependents under any Employee Benefit Plan.

4.20.7  Neither the Company nor any ERISA Affiliate maintains, sponsors, contributes to, or has any Liability under (or with respect to) any “defined benefit plan” (as defined in §3(35) of ERISA), any Multiemployer Plan, any plan described in §§3(40) or 4(b)(4) of ERISA, or any plan described in Code §413(c), or otherwise has any Liability under Title IV of ERISA.  No asset of the Company or AIM is subject to any lien under ERISA or the Code.

4.20.8  There have been no Prohibited Transactions with respect to any Employee Benefit Plan which would result in Liability to the Company and, since the Company acquired the stock of AIM, there have been no Prohibited Transactions with respect to any Employee

Benefit Plan which would result in Liability to AIM.  No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan which would result in any Liability to the Company or AIM.  No Action with respect to the administration or the investment of the assets of any Employee Benefit Plan (other than routine and reasonable claims for benefits made in the ordinary course of the plan’s operations) is pending or threatened, and no audit or investigation by any Governmental Authority is pending or, to the Company’s Knowledge, has been proposed with respect to any Employee Benefit Plan.

4.20.9  Neither the Company nor AIM maintains, contributes to, or has an obligation to contribute to, or any Liability with respect to, any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees of the Company or AIM (or any spouse or other dependent thereof) other than in accordance with COBRA.

4.20.10  Each Employee Benefit Plan and employment agreement meets the requirements of paragraphs (2), (3) and (4) of subsection (a) of Code §409A, to the extent applicable to such plan and agreement, or is exempt from the application of Code §409A.

4.21        Guaranties.  Neither the Company nor AIM is a guarantor nor is it otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

4.22        Environmental, Health, and Safety Matters.

4.22.1  Each of the Company and its Affiliates has complied and is in compliance in all material respects with all Environmental, Health, and Safety Requirements, including, without limitation, all Licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business.  A list of all such Licenses is set forth on Schedule 4.22.

4.22.2  Neither the Company nor AIM has received any written or oral notice, report, or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material Liabilities or potential material Liabilities, including any material investigatory, remedial, or corrective obligations, relating to it or its facilities arising under Environmental, Health, and Safety Requirements.

4.22.3  Neither the Company nor AIM has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or that would reasonably be anticipated to give rise to Liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigatory, remedial or corrective obligations, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended or any other Environmental, Health, and Safety Requirements.

4.22.4  Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in any material obligations for site investigation or cleanup, or notification to or consent of Governmental Authority or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Requirements.

4.22.5  The Seller and the Company have furnished to the Buyer all environmental audits, reports, and other material environmental documents relating to the Company’s or its Affiliates’ past or current properties, facilities or operations, which are in their possession or under their reasonable control.

4.23        Governmental Licenses and Permits.  Each of the Company and AIM owns or possesses all right, title, and interest in and to all Licenses which are necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.  Each of the Company and AIM is in compliance with the material terms and conditions of such Licenses.  No loss or expiration of any License is pending or, to the Knowledge of the Seller, threatened or reasonably foreseeable (including, without limitation, as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby.

4.24        Government Contracts and Government Contract Bids.

4.24.1  Schedule 4.24.1 lists all current Government Contracts active for calendar years 2005 or 2006, and with respect to each such listed Government Contract accurately lists: (i) the contract name; (ii) the award date; (iii) the customer; (iv) the contract end date; and (v) as applicable, whether such Government Contract is premised on the Company’s or AIM’s §8(a) status, small business status, small disadvantaged business status, protégé status, or other preferential status.

4.24.2  Schedule 4.24.2 lists all Government Contract Bids, including task order bids under current Government Contracts, submitted by the Company and AIM and for which no award has been made 30 days or more prior to the date of this Agreement, and with respect to each such Government Contract Bid accurately lists: (i) the customer agency and title; (ii) the request for proposal (RFP) number or, if such Government Contract Bid is for a task order under a prime contract, the applicable prime contract number, (iii) the date of proposal submission; (iv) the expected award date, if known; (v) the estimated period of performance; (vi) the estimated value based on the proposal, if any; and (vii) except for Government Contract Bids for task orders, whether such Government Contract Bid is premised on the Company’s §8(a) status, small business status, small disadvantaged business status, protégé status, or other preferential status.

4.24.3  The Company and the Seller have delivered or made available to the Buyer true and complete copies of all Government Contracts and of all Government Contract Bids and all material documentation related thereto requested by the Buyer.  The Company has not exceeded the authorized funding (spending level) of any task or task order.  Neither the Seller nor the Company has made any representation with regard to the amount or likelihood of any awards under such Government Contract Bids,

4.24.4  Except as set forth on Schedule 4.24.4, (i) neither the Company nor AIM has received written notification of cost, schedule, technical or quality problems that could reasonably result in claims against the Company or AIM (or successors in interest) by a Governmental Authority, a prime contractor or a higher-tier subcontractor; (ii) there are no Government Contracts pursuant to which the Company or AIM are, to the Knowledge of the Seller, reasonably likely in the near future to experience cost, schedule, technical, or quality problems that could reasonably result in claims against the Company or AIM (or its successors in interest) by a Governmental Authority, a prime contractor or a higher-tier subcontractor; (iii) to the Knowledge of the Seller, all of the Government Contracts were legally awarded, are binding on the parties thereto, and are in full force and effect; (iv) the Government Contracts are not currently the subject of bid or award protest proceedings, and, to the Knowledge of the Seller, no such Government Contracts are reasonably likely to become the subject of bid or award protest proceedings; and (v) no Person has notified the Company or AIM that any Governmental Authority intends to seek the Company’s or AIM’s agreement to lower rates under any of the Government Contracts or Government Contract Bids, including but not limited to any task order under any Government Contract Bids.

4.24.5  Except as set forth on Schedule 4.24.5, (i) each of the Company and AIM has fully complied with all material terms and conditions of each Government Contract and Government Contract Bid to which it is a party; (ii) each of the Company and AIM has complied in all material respects with all statutory and regulatory requirements, including but not limited to the Service Contract Act, the Procurement Integrity Act, the Federal Procurement and Administrative Services Act, the Federal Acquisition Regulation (“FAR”) and related cost principles and the Cost Accounting Standards, where and as applicable to each of the Government Contracts and Government Contract Bids, (iii) the representations, certifications, and warranties made by the Company and AIM with respect to the Government Contracts or Government Contract Bids were accurate in all material respects as of their effective date, and the Company and AIM have fully complied with all such certifications in all material respects; (iv) no termination for default, cure notice, or show cause notice has been issued and remains unresolved with respect to any Government Contract or Government Contract Bid, and, to the Knowledge of the Seller, no event, condition or omission has occurred or exists that would constitute grounds for such action; (v) no past performance evaluation received by the Company or AIM with respect to any such Government Contract has set forth a default or other material failure to perform thereunder or termination or default thereof; and (vi) to the Knowledge of the Seller, no money currently due to the Company or AIM pertaining to any Government Contract or Government Contract Bid has been withheld or set-off

4.24.6  Except as set forth in Schedule 4.24.6, with respect to the Government Contracts, no Governmental Authority, prime contractor or higher-tier subcontractor under a Government Contract or any other Person has notified the Company or AIM of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision, or specification that could reasonably be expected to materially affect payments under Government Contracts or adversely affect the award of Government Contracts to the Company or AIM in the future.

4.24.7  Neither the Company nor AIM has taken any action or is a party to any litigation that could reasonably be expected to give rise to (i) Liability under the False Claims

Act, (ii) a claim for price adjustment under the Truth in Negotiations Act, or (iii) any other request for a reduction in the price of any Government Contract, including but not limited to claims based on actual or alleged defective pricing.  There exists no basis for a claim of any material Liability of the Company or AIM by any Governmental Authority as a result of defective cost and pricing data submitted to any Governmental Authority.  Neither the Company nor AIM has received any written or oral notice of any outstanding claims or contract disputes and has no interest in any potential claim under the Contract Disputes Act against the United States Government or any prime contractor, subcontractor, or vendor arising under or relating to any Government Contract or Government Contract Bid.

4.24.8  Neither the Company nor AIM has received any written or, to the Knowledge of the Seller, any oral, notice terminating any Government Contract for convenience or indicating an intent to terminate any of the Government Contracts for convenience.

4.24.9  Neither the Company, AIM, nor the Seller has ever been and is not now, suspended, debarred, or proposed for suspension or debarment from bidding on any Government Contract.  No suspension or debarment actions with respect to Government Contracts have been commenced, or to the Knowledge of the Seller, threatened against the Company, AIM, or any of their respective officers, employees or agents.  To the Knowledge of the Seller, there is no valid basis for the Company’s, AIM’s, or the Seller’s suspension or debarment from bidding on contracts or subcontracts for or with any Governmental Authority.

4.24.10  No negative determination of responsibility has been issued against the Company or AIM with respect to any quotation, bid, or proposal for a Government Contract.

4.24.11  Except as set forth on Schedule 4.24.11, (i) neither the Company nor AIM has undergone and is not undergoing any audit, inspection, survey or examination of records by any Governmental Authority relating to any Government Contract, (ii) neither the Company nor AIM has received written notice of, and to the Knowledge of the Seller, neither the Company nor AIM has undergone any investigation relating to any Government Contract, and (iii) to the Knowledge of the Seller, no such audit, inspection, investigation, survey or examination of records is threatened.  Except as set forth in Schedule 4.24.11, neither the Company nor AIM has received any official notice that it is or was being specifically audited (other than routine DCAA.  or similar audits) or investigated by the General Accounting Office, any state or federal agency Inspector General, or the contracting officer with respect to any Government Contract or the Department of Justice (including any United States Attorney).  Neither the Company nor AIM has received any written notice that any audit, review, inspection, investigation, survey, or examination of records described in Schedule 4.24.11 has revealed any fact, occurrence, or practice which could reasonably be expected to have a Company Material Adverse Effect.

4.24.12  During the last five years, neither the Company nor AIM has made any voluntary disclosure to any Governmental Authority with respect to any material alleged irregularity, misstatement, or omission arising under or relating to a Government Contract or Government Contract Bid.

4.24.13  Neither the Company nor AIM has received any written notice that any, and to the Knowledge of the Seller none of, the Company’s or AIM’s employees, consultants, representatives, or agents is (or during the last five years has been) under administrative, civil or criminal investigation or indictment by any Governmental Authority with respect to the conduct of the business of the Company and AIM.  Neither the Company nor AIM has received written notice of any, and to the Knowledge the Seller, there is no, pending investigation of any officer, employee, consultant, or representative of the Company or AIM, nor within the last five years has there been any audit or investigation of the Company, AIM or any officer, employee, consultant, or representative of the Company or AIM relating to the business of the Company or AIM resulting in a material adverse finding with respect to any material alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Contract Bid.

4.24.14  All indirect and general and administrative (G&A) expense rates are being billed consistent with Defense Contract Audit Agency-approved rates or provisional rates.

4.24.15  To the Knowledge of the Seller, each of the Company and AIM is in compliance in all material respects with all applicable national security obligations, including those specified in the National Industrial Security Program Operating Manual, DOD 5220.22M (January 1995), and any supplements, amendments, or revised editions thereof.

4.24.16  Except as set forth on Schedule 4.24.16, there are no events or omissions that would reasonably be expected to result in (i) a material claim against the Company or AIM by a Governmental Authority or any prime contractor, subcontractor, vendor, or other third party arising under or relating to any Government Contract or Government Contract Bid, or (ii) a material dispute between the Company or AIM, on one hand, and a Governmental Authority, on the other hand, or any prime contractor, subcontractor, vendor, or other third party arising under or relating to any Government Contract or Government Contract Bid.

4.24.17  Except as set forth on Schedule 4.24.17, during the past five years, neither the Company nor AIM has undertaken any internal audit of any events or omissions that, at the time of the audit, the Company or the Seller reasonably expected to have a material adverse effect on performance of a Government Contract or Government Contract Bid or a Company Material Adverse Effect.  Except as set forth on Schedule 4.24.17, (i) all Government Contract Bids listed on Schedule 4.24.17 were submitted in the Ordinary Course of Business of the Company or AIM, as applicable, (ii) all Government Contract Bids listed on Schedule 4.24.17 were based on assumptions believed by the management of the Company or AIM, as applicable, to be reasonable, and (iii) the Seller reasonably believes all Government Contract Bids listed on Schedule 4.24.17 are capable of performance by the Company and AIM in accordance with the terms and conditions of such Government Contract Bid without a total program loss over the life of such Government Contract (calculated in accordance with the Company’s accounting principles consistently applied).

4.24.18  Except as set forth on Schedule 4.24.18, no Government Contract, during the past five years, has incurred or currently projects costs overruns in an amount exceeding $25,000.  No payment has been made by the Company, AIM or, to the Knowledge of the Seller, by a Person acting on the Company’s or AIM’s behalf, to any Person which is or was improperly contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement Law or regulation or any other Laws.

4.24.19  Except as set forth on Schedule 4.24.19, neither the Company nor AIM has assigned or otherwise conveyed or transferred, or agreed to assign, to any Person, any Government Contracts or any account receivable relating thereto, whether a security interest or otherwise.

4.24.20  Except as set forth on Schedule 4.24.20, each of the Company and AIM has reached agreement with the cognizant government representatives approving and “closing” all rates, rate schedules and Indirect Costs charged to Government Contracts for the years through 2004 for the Company and through 2002 for AIM.

4.24.21  Schedule 4.24.21 identifies, as of June 30, 2006, all material personal property, equipment and fixtures loaned, bailed or otherwise furnished to the Company and AIM by or on behalf of the United States Government (the “Government-Furnished Items”).  Each of the Company and AIM has complied in all material respects with all of its obligations relating to the Government-Furnished Items and, upon the return thereof to the United States Government in the condition thereof on the date hereof, would have no Liability to the United States Government with respect thereto.

4.24.22  Except as set forth on Schedule 4.24.22, (i) no written claims, or claims threatened in writing, exist against the Company or AIM with respect to express warranties and guarantees contained in Government Contracts on products or services provided by the Company and AIM, as applicable; (ii) no such claims of a material nature have been made against the Company or AIM in the past five years; (iii) no amendment has been made to any written warranty or guarantee contained in any Government Contract that would reasonably be expected to result in a Company Material Adverse Effect; and (iv) neither the Company nor AIM has taken any action which would reasonably be expected to give any Person a right to make a claim under any written warranty or guarantee contained in any Government Contract.

4.24.23  Except to the extent prohibited by applicable Law, Schedule 4.24.23 sets forth all material facility security clearances held by the Company, AIM, all employees of the Company and AIM who have security clearances and all employees of the Company and AIM who have pending requests for security clearances.

4.24.24  Except as set forth on Schedule 4.24.24, all Government Contracts have been awarded to the Company or AIM, and all Government Bids have been submitted by the Company or AIM, under a full and open procurement process without preferential treatment of any kind and none of the Government Contracts listed on Schedule 4.24.24 are subject to termination by a Governmental Authority solely as a result of the consummation of the transactions contemplated herein.

4.24.25  All material reports, documents and notices (other than Tax Returns) required by any Government Contract or Government Bid to be filed, maintained or furnished with or to any Governmental Authority by the Company and AIM prior to the date hereof have been so filed, maintained, or furnished, and all such reports, documents, and notices were complete and correct in all material respects on the date filed.

4.24.26  Schedule 4.24.26 sets forth for each Government Contract having backlog as of June 30, 2006 the dollar amount of backlog of the Company or AIM thereunder as of such date, the name of the customer, a brief description of the products and services to be provided, and any dollar amounts included which are unfunded by any Governmental Authority or any customer in respect of undelivered orders.  All of the contracts constituting the backlog of the Company (i) were entered into in the Ordinary Course of Business of the Company and AIM and based upon assumptions believed by the management of the Company and AIM to be reasonable and (ii) are capable of performance in accordance with the terms and conditions of each such contract by the Company and AIM without a total program loss.

4.25                        Liability for Cost and Pricing Data.  To the Knowledge of the Seller, there exists no basis for a claim of any Liability against the Company or AIM by any Governmental Authority as a result of defective cost and pricing data submitted to any Governmental Authority, including, without limitation, any such data relating to Liabilities accrued on the Company’s books or in their respective financial accounts for deferred compensation to any employees of the Company or AIM.

4.26                        Notes and Accounts Receivable.  All notes and accounts receivable of the Company and AIM shown on all balance sheets included in the Financial Statements arose from sales actually made or services actually performed in the Ordinary Course of Business of the Company and AIM and are subject to no setoffs or counterclaims.  To the Knowledge of the Seller, all accounts receivable have been collected or are fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Company.

4.27                        Organizational Conflicts of Interest.  Except as set forth on Schedule 4.27, to the Knowledge of the Seller, in the past six years neither the Company nor AIM (i) has had access to non-public information nor provided systems engineering, technical direction, consultation, technical evaluation, source selection services or services of any type, nor prepared specifications or statements of work, nor engaged in any other conduct that would create in any current Governmental Authority procurement for which the Company or AIM has submitted a Government Bid, an “organizational conflict of interest”, as defined in FAR 9.501, with the Company; and (ii) performs any activities under Government Contracts, and has no relationships with any other Person, that could reasonably be expected to result in an “organizational conflict of interest” as defined in the FAR.

4.28                        Customers and Suppliers.

4.28.1  Schedule 4.28 identifies the 10 largest customers (by revenue) of the Company (on a consolidated basis) for each of the two most recent fiscal years and sets forth opposite the name of each such customer the percentage of consolidated net revenues attributable to such customer.  Schedule 4.28 also identifies any additional customers which the Company reasonably anticipates shall be among the 20 largest customers for the current fiscal year.  For purposes of this Section 4.28, “customer” shall mean any contracting entity (without regard to the end user of the goods or services in question).

4.28.2  Since June 30, 2006, no material supplier of the Company or AIM has indicated that it shall stop or materially decrease the rate of supplying materials, products, or services to the Company or AIM, and to the Seller’s Knowledge, no customer listed on Schedule 4.28 has indicated that it shall stop or materially decrease the rate of buying materials, products, or services from the Company or AIM.

4.29                        Affiliated Transactions.  Except as set forth on Schedule 4.29, neither (i) the Seller, (ii) any of the Seller’s Affiliates (excluding the Company), nor (iii) any officer, director, or Person owning beneficially or of record at least 10% of the voting stock of the Company or any other Affiliate of the Seller (each, a “Related Party”) (x) is a party to any material agreement, contract, commitment, arrangement, or transaction with, or that pertains to the business of, the Company, excluding employment or other compensation, non-competition, confidentiality, or similar agreements between the Company and any Person who is an officer, director, or employee of the Company (each an “Related Party Agreement”); or (y) owns, leases, or has any economic or other interest in any asset, tangible or intangible, that is used by the Company in carrying out its business.  As of the Closing, there shall be no outstanding or unsatisfied financial obligations of any kind (including, without limitation, intercompany accounts, notes, guarantees, loans, or advances) between the Company on the one hand and a Related Party on the other hand (each a “Related Party Obligation”), except to the extent arising out of the post-Closing performance of a Related Party Agreement that is in writing and is set forth on Schedule 4.29 (and a true and complete copy of which has been provided to the Buyer).  The satisfaction, release, termination, or other disposition of a Related Party Obligation shall not have caused, and shall not reasonably be expected to cause, the Company to suffer an adverse consequence, except to the extent that such adverse consequence is reflected in the Most Recent Financial Statements and does not and will not impose any obligation or other Liability on the Company or AIM from and after the Closing.

4.30                        Defense Articles, Defense Services and Technical Data.  During the period from inception to the present, neither the Company nor AIM has manufactured or brokered “defense articles,” exported “defense articles”, or furnished “defense services” or “technical data” to foreign nationals in the United States or abroad, as those terms are defined in 22 Code of Federal Regulations Sections 120.6, 120.9 and 120.10, respectively.

4.31                        Disclosure.  To the Seller’s Knowledge, no representation or warranty by the Seller contained in this Agreement and no statement of fact contained (i) in the Disclosure Schedules delivered to the Buyer or its representatives pursuant to this Agreement, or (ii) in certificates or other documents, delivered pursuant to this Agreement, by the Seller to the Buyer or any of its representatives contains any untrue statement of material fact or omits or will knowingly omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

4.32                        Bank Accounts.  Schedule 4.32 lists the names and locations of all banks and other financial institutions with which the Company and AIM maintains an account (or at which an account is maintained to which the Company or AIM has access as to which deposits are made on behalf of the Company or AIM), in each case listing the type of account, the account number therefor, and the names of all Persons authorized to draw thereupon or have access thereto, and lists the locations of all safe deposit boxes used by the Company and AIM.

4.33                        HIPAA Compliance.  Each of the Company and AIM has established and implemented such policies, programs, procedures, contracts and systems as are necessary to bring the Company and AIM into material compliance with all applicable provisions of the Health Insurance Portability and Accountability Act of 1996, Title II, Subtitle F, Sections 261264, Public Law 104-191, and of the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R.  Parts 160-164 as of the effective dates of such laws (collectively, “HIPAA”).  The operations of each of the Company and AIM are in material compliance with the applicable requirements of HIPAA.

5.                                      ADDITIONAL AGREEMENTS OF THE PARTIES.

The Parties agree as follows:

5.1                               General.  If at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 7 below).  The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of, and the Seller will provide to the Buyer, all documents, books, records (including Tax records), agreements, corporate minute books and financial data of any sort relating to the Company and AIM; provided that the Buyer will provide the Seller with reasonable access as reasonably requested by the Seller to all such data, records and information following the Closing for any proper purpose.

5.2                               Litigation Support.  From and after the Closing Date, in the event and for so long as any Party actively is contesting or defending against any Action in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that existed on or prior to the Closing Date involving the Company or AIM, the other Party will cooperate with such Party and such Party’s counsel in the contest or defense, make reasonably available upon prior notice during regular business hours its personnel, and provide access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article 7 below).

5.3                               Transition.  From and after the date of this Agreement, the Seller shall not, and shall not cause the Company or AIM to, take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company or AIM from maintaining the same business relationships with the Company or AIM, as the case may be, after the Closing as it maintained with the Company or AIM, as the case may be, prior to the Closing.  The Seller will refer all customer inquiries relating to the business of the Company and AIM to the Company from and after the Closing.  Without limiting the foregoing, the Seller shall from and after Closing at the request of Buyer provide reasonable assistance to the Buyer, the Company and AIM in connection with the transition of the employees of the Company and AIM and the operation of the business of the Company and AIM to Buyer.

5.4                               Confidentiality.  From and after the Closing the Seller shall treat and hold as confidential all of the Confidential Information and any information provided to the Seller by the Buyer in connection with the transactions contemplated in this Agreement (“Buyer Information”), refrain from using any of the Confidential Information or Buyer Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information and Buyer Information which are in the Seller’s possession.  In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information or Buyer Information, the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.4.  If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is compelled to disclose any Confidential Information or Buyer Information to any tribunal or else stand liable for contempt, the Seller may disclose the Confidential Information or Buyer Information to the tribunal; provided, however, that the Seller shall use the Seller’s reasonable best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information or Buyer Information required to be disclosed as the Buyer shall designate.  The foregoing provisions shall not apply to any Confidential Information or Buyer Information which is generally available to the public immediately prior to the time of disclosure.  The Parties agree that, effective as of the Closing Date, that certain confidentiality agreement between the Seller and the Buyer dated June 21, 2006 shall be terminated and shall be of no further force or effect.

5.5                               Noncompetition.  The Seller hereby acknowledges that the Company and AIM provide federal information technology and other services to the United States Government (the “Company Activities”).  The Seller further acknowledges that the Company and AIM conduct Company Activities throughout the United States of America through Government Contracts with the United States Government, such area being where any customer or actively sought prospective customer of the Company or AIM is located (the “Territory”).  The Seller acknowledges that to protect adequately the interest of the Buyer in the Company and AIM, it is essential that any non-compete covenant with respect thereto cover all Company Activities and the entire Territory.  The Seller hereby agrees that neither it, its Affiliates nor any successor in interest to any of the foregoing, shall from the period beginning on the Closing Date and continuing for a period of two years from the Closing Date (the “Non-compete Period”), in any manner, directly or indirectly or by assisting others, engage in (other than holding a passive equity interest of less than 1% of a publicly traded entity), have an equity or profit interest in, or render services (of an executive, marketing, manufacturing, research and development, administrative, financial, or consulting nature) to any business that conducts any of the Company Activities in the Territory.

5.6                               Prior Acquisition Agreement.  At Buyer’s request and expense, Seller covenants and agrees to enforce on Buyer’s behalf any remaining rights that Seller may have under the Prior Acquisition Agreement.  In the event Seller receives an indemnification payment after the Closing Date as a result of enforcing its rights under the Prior Acquisition Agreement, Seller shall pay over to Buyer any such indemnification payments promptly after receipt thereof; provided that any such indemnification payments paid over to Buyer by Seller shall reduce dollar for dollar any amounts payable by Seller to Buyer in connection with a claim for indemnification pursuant to Sections 6.1 or 6.3.

5.7                               Accounts Receivable Matters.  From and after the Closing until the 120th day after the Closing Date (the “Accounts Receivable Date”), the Company shall, and the Buyer shall cause the Company to, use good faith and commercially reasonable efforts consistent with the general collection practices and policies of the Company in effect prior to the Closing Date, to collect the aggregate accounts receivable existing on the books and records of the Company and AIM as of the Closing Date and reflected in the Final Net Asset Amount (the “Closing Date Receivables”) and, promptly after the Accounts Receivable Date, furnish to the Seller a statement (the “Accounts Receivable Statement”) setting forth (a) the amount, if any, by which the uncollected Closing Date Receivables as of the Accounts Receivable Date (the “Uncollected Receivables”) are more or less than the amount of the accounts receivable reserve attributable to such accounts receivable reflected in the Final Net Asset Amount (the “Reserve Amount”) and (b) in reasonable detail, a description of the efforts undertaken to effect collection of the Closing Date Receivables and the reasons why any Uncollected Receivables have not been collected.  If the amount of the Uncollected Receivables exceeds the Reserve Amount, the Seller shall pay to the Buyer an amount equal to such excess, which amount the Buyer shall be entitled in its sole and absolute discretion to deduct from the Escrow Amount.  If the Reserve Amount exceeds the amount of the Uncollected Receivables, the Buyer shall pay to the Seller an amount equal to such excess.

5.8                               Delivery of Corporate Records.  At Closing the Seller shall deliver to the Buyer the original corporate record books (minute books) of the Company and AIM.

5.9                               Landlord Consents.  The Seller covenants and agrees that it shall be solely responsible for obtaining, and shall use its commercially reasonable efforts from and after Closing to obtain, promptly following the Closing the consents of each landlord under each of the Leases identified on Schedule 4.3.

6.                                      INDEMNIFICATION.

6.1                               Indemnification by the Seller.  The Seller agrees to indemnify, defend and hold harmless the Buyer Parties (and their respective directors, officers, employees, Affiliates, successors and assigns) against, and hold the Buyer Parties harmless from and in respect of, any and all Losses incurred by the Buyer Parties in any and all Actions between the Buyer Parties and the Seller or between the Buyer Parties and any third party or otherwise based upon, arising out of, or otherwise in respect of or which are incurred by virtue of or result from (i) (A) the inaccuracy in or breach of any representation or warranty made by the Seller, or (B) the nonfulfillment by the Seller of any unwaived covenant or agreement, in the case of (A) and (B) above, as contained in this Agreement or in any of the other Transaction Documents or in any document or instrument delivered at the Closing pursuant hereto or thereto; (ii) enforcing the Buyer Parties’ indemnification rights provided for hereunder; (iii) any fraud, willful misconduct or bad faith of the Seller in connection with this Agreement; or (iv) any criminal activities of the Seller, the Company or AIM prior to the Closing; provided, however, that no indemnification shall be payable under this Section 6.1 to the extent that indemnity is specifically provided for Losses pursuant to any supplemental indemnity pursuant to Section 6.3 of this Agreement.

6.2                               Indemnification by the Buyer.  The Buyer agrees to indemnify the Seller Parties against and hold the Seller Parties harmless from and in respect of any and all Losses which are incurred by virtue of or result from (i) (A) the inaccuracy in or breach of any representation or warranty made by the Buyer, or (B) the non-fulfillment or breach of any unwaived covenant or agreement, in each case as made by or on behalf of the Buyer in this Agreement or in any of the other Transaction Documents or in any document or instrument delivered at the Closing pursuant hereto or thereto; (ii) enforcing the Seller’s indemnification rights provided for hereunder; (iii) any fraud, willful misconduct or bad faith of the Buyer in connection with this Agreement; or (iv) any criminal activities of the Buyer, the Company or AIM following the Closing.

6.3                               Supplemental Indemnification by Seller.

6.3.1  The Seller agrees to indemnify and hold harmless the Buyer Parties with respect to any Losses incurred by any of the Buyer Parties based upon, arising out of or otherwise in respect of, the Company’s or AIM’s being affiliated prior to the date hereof, directly or indirectly, under Code §414 or ERISA §4001 or any similar foreign Law, with the Seller or any of their Affiliates.  In addition, the Seller agrees to indemnify and hold harmless the Buyer Parties with respect to any and all Losses arising out of or otherwise in respect of (i) any Employee Benefit Plan that is not disclosed on Schedule 4.20 or any violation of any reporting and disclosure rules or regulations, including, without limitation, the failure to timely file any report, schedule, application for determination, or any other information required to be reported, under ERISA or the Code in respect of any Employee Benefit Plan that is not disclosed on Schedule 4.20, (ii) any violation of any reporting and disclosure rules or regulations, including, without limitation, the failure to timely file any report, schedule, application for determination, or any other information required to be reported, under ERISA or the Code in respect of any Employee Benefit Plan that is disclosed on Schedule 4.20 and (iii) any failure to amend, within the time period required under the Code, any Employee Benefit Plan that is a tax-qualified retirement plan to qualify under Code §401(a).

6.3.2  The Seller agrees to indemnify the Buyer Parties for any Liability (i) for any Taxes imposed on the Company or AIM (including without limitation, any underpayment penalties, and any Taxes required to have been withheld from payments to the employees of the Company or AIM) pursuant to federal, state, local or foreign Law attributable to any Pre-Closing Tax Period (including the portion of any Straddle Period ending at the end of the day on the Closing Date) (“Pre-Closing Taxes”), (ii) of the Company and AIM as a result of Treasury Regulation §1.1502-6 or any similar provision of state, local or foreign Law as a result of the Company and AIM being consolidated with the Seller, (iii) as a transferee or successor by contract or otherwise imposed on the Company or AIM for any period ending on or prior to the Closing Date; and (iv) for any payment to be made after the Closing Date under any Tax Sharing Agreement to which the Company or AIM was obligated or was a party on or prior to the Closing Date, in each case, in excess of Taxes that are included as current liabilities for purposes of computing Adjusted Net Assets.

6.3.3  The Seller agrees to indemnify and hold harmless the Buyer Parties with respect to any Losses incurred by any of the Buyer Parties based upon, arising out of or in connection with any Encumbrance or rights of third parties in respect of the “MONUMENT” software program and revenues generated from such program.

6.3.4  The Seller agrees to indemnify and hold harmless the Buyer Parties with respect to Losses incurred by any of the Buyer Parties based upon, arising out of or in connection with any Indebtedness of the Company or AIM.  The indemnification obligations set forth in this Section 6.3.4 shall not be subject to the dollar limitation set forth in Section 6.5.

6.4                               Claims Period; Survival.

6.4.1  The period during which a claim for indemnification may be asserted under this Agreement (the “Claims Period”) shall begin on the Closing Date and shall terminate on the date that is six (6) months thereafter, except that claims for indemnification under (i) Sections 6.1(iii), 6.1(iv), 6.2(iii) and 6.2(iv) shall survive without limit and (ii) Sections 6.1(i)(B) and 6.2(i)(B) shall survive until the final dissolution of the Seller.

6.4.2  Notwithstanding the foregoing, if, prior to the close of business on the last day of the Claims Period, an indemnifying party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

6.4.3  All representations and warranties herein shall survive the Closing until the last day of the Claims Period.

6.5                               Certain Limitations on Indemnification Obligations.

6.5.1  The Buyer Parties shall not be entitled to receive any indemnification payments under this Article 6 until the aggregate amount of Losses incurred by the Buyer Parties equals $100,000 (the “Basket Amount”), whereupon the Buyer shall be entitled to receive in full indemnity payments for all such Losses including the Basket Amount; provided, however, that solely for purposes of determining whether the amount of the Seller’s indemnification obligations exceeds the Basket Amount, a breach of the Seller’s and the Company’s representations or warranties that gives rise to Losses shall be determined without regard to any limitation or qualification as to materiality or Company Material Adverse Effect (or similar concept) set forth in such representation or warranty.

6.5.2  Other than for claims for indemnification under Sections 6.1(iii), 6.1(iv), 6.3.4, the maximum aggregate amount of indemnification which the Buyer Parties shall be entitled to receive under this Article 6 shall not exceed 10% of the Purchase Price plus the Escrow Amount.

6.6                               Defense of Claims.  Subject to Section 7.3 below with respect to certain Tax Claims, in the case of any claim for indemnification under this Article 6 arising from a claim of a third party (including the IRS or any Governmental Authority), an indemnified party shall give prompt written notice and, subject to the following sentence, in no case later than 20 days after the indemnified party’s receipt of notice of such claim, to the indemnifying party of any claim, suit or demand of which such indemnified party has Knowledge and as to which it may request indemnification hereunder.  The failure to give such notice shall not, however, relieve the indemnifying party of its indemnification obligations except to the extent that the indemnifying party is actually harmed thereby.

6.6.1  The indemnifying party shall have the right to defend and to direct the defense against any such claim, suit or demand, at its expense, and with counsel selected by the indemnifying party and reasonably acceptable to the indemnified party unless such claim, suit or demand seeks an injunction or other equitable relief against the indemnified party; provided, however, the indemnifying party shall not have the right to defend or direct the defense of any such claim, suit or demand if it refuses to acknowledge fully its obligations to the indemnified party or contests, in whole or in part, its indemnification obligations therefor.  If the indemnifying party elects, and is entitled, to compromise or defend such claim, it shall within 30 days after receipt of notice of such claim from the indemnified party (or sooner, if the nature of the claim so requires) notify the indemnified party of its intent to do so, and the indemnified party shall, at the request and expense of the indemnifying party, cooperate in the defense of such claim, suit or demand.  If the indemnifying party elects not to compromise or defend such claim, fails to notify the indemnified party of its election as herein provided or refuses (other than in good faith) to acknowledge or contests its obligation to indemnify under this Agreement, (i) the indemnified party may pay, compromise or defend such claim, (ii) the indemnifying party shall reimburse the indemnified party promptly and periodically for the costs and expenses costs of defending against such claim (including reasonable attorneys’ fees and expenses), and (iii) the indemnifying party will remain responsible for any Losses the indemnified party may suffer resulting from, arising out of, relating to such claim to the fullest extent provided in this Article 6.  Except as set forth in the immediately preceding sentence, the indemnifying party shall have no indemnification obligations with respect to any such claim, suit or demand which shall be settled by the indemnified party without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed); provided, however, that notwithstanding the foregoing, the indemnified party shall not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and exercise thereof has been stayed, nor shall it be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a lien upon any of the property or assets then held by the indemnified party or where any delay in payment would cause the indemnified party material economic loss.

6.6.2  The indemnifying party’s right to direct the defense shall include the right to compromise or enter into an agreement settling any claim by a third party without the prior written consent of the indemnified party; provided that such settlement (i) is solely for monetary damages paid wholly by the indemnifying party, (ii) includes an unconditional release of the indemnified party from all Liability arising out of such claim, (iii) does not contain any admission or statement of or suggesting any wrongdoing or Liability by or on behalf of the indemnified party, and (iv) does not contain any equitable order, judgment or term which in any manner affects, restrains, or interferes with the business of the indemnified party or any of the indemnified party’s Affiliates.  Notwithstanding the indemnifying party’s right to compromise or settle in accordance with this Section 6.6.2, the indemnifying party may not settle or compromise any claim over the objection of the indemnified party; provided, however, that consent by the indemnified party to settlement or compromise shall not be unreasonably withheld or delayed.

6.6.3  The indemnified party shall have the right to participate in the defense of any claim, suit, or demand with counsel selected by it subject to the indemnifying party’s right to direct the defense.  The fees and disbursements of such counsel shall be at the expense of the indemnified party; provided, however, that, in the case of any claim, suit or demand which seeks injunctive or other equitable relief against the indemnified party, the fees and disbursements of such counsel shall be at the expense of the indemnifying party.

6.7          Non-Third Party Claims.  Any claim which does not arise from a third party claim shall be asserted by a written notice to the other Party or Parties.  The recipient of such notice shall have a period of 20 days after receipt of such notice within which to respond thereto.  If the recipient does not respond within such 20 days, the recipient shall be deemed to have accepted responsibility for the Losses set forth in such notice and shall have no further right to contest the validity of such notice.  If the recipient responds within such 20 days after the receipt of the notice and rejects such claim in whole or in part, the Party delivering shall be free to pursue such remedies as may be available to it under this Agreement or applicable Law.

6.8          Liability of the Company.  The Buyer shall not after the Closing make any claim against the Company in respect of any representation, warranty, covenant or any other obligation of the Company to the Buyer hereunder or under any other Transaction Document to which the Company is a party.  The Buyer shall not make any claim against Seller in respect of any non-fulfillment after the Closing by the Company of any covenant hereunder or under any other Transaction Document to which the Company is a party.  Notwithstanding anything herein to the contrary, the Buyer retains, and nothing contained in this Section 6.8 shall in any way waive or limit, its rights to bring claims against the Seller pursuant to this Article 6.

6.9          Tax Treatment.  Unless otherwise required by applicable Law, all indemnification payments shall constitute adjustments to the Purchase Price for all Tax purposes, and no Party shall take any position inconsistent with such characterization.

6.10        Exclusive Remedy.  The foregoing indemnification provisions in this Article 6 and the provisions of Article 7 as they relate to the payment of Taxes shall be the exclusive remedy from and after the Closing of the Buyer against the Seller and of the Seller against the Buyer for Losses arising out of the matters referred to in Sections 6.1, 6.2 and 6.3 or with respect to any other claims relating to this Agreement or the transactions contemplated hereby, provided that nothing contained in this Agreement (i) is intended to waive any claims for fraud or willful misconduct to which a party may be entitled, or shall relieve or limit the Liability of any Party or any officer or director of such Party from any Liability arising out of or resulting from fraud or willful misconduct in connection with the transactions contemplated by this Agreement or in connection with the delivery of any of the documents referred to herein, and (ii) is intended to waive any equitable remedies to which a Party may be entitled.

6.11        No Right of Contribution.  The Seller shall have no right to seek contribution from the Company or the Buyer with respect to all or any part of any of the Seller’s indemnification obligations under this Article 6.

6.12        Claims upon Escrow Amount.

6.12.1  At any time and from time to time during the Escrow Period, the Buyer may deliver to the Escrow Agent any number of written notices (each, an “Indemnification Notice”), with a copy of such Indemnification Notice to the Seller, (i) stating that the Buyer Parties may be entitled to indemnification pursuant to this Agreement (an “Indemnification

Claim”), (ii) stating the Buyer’s good faith estimate of the amount of Losses (the “Claim Amount”) with respect to such Indemnification Claim or if the maximum amount of Losses cannot reasonably be estimated by the Buyer, a statement to that effect, and (iii) specifying the nature of such Indemnification Claim in reasonable detail.

6.12.2  If the Seller wishes to object to the Indemnification Claim or the Claim Amount specified in such Indemnification Notice, the Seller shall, prior to 5:00 p.m.  Washington, D.C.  time on the 10th Business Day after the Escrow Agent’s and Seller’s receipt of any such Indemnification Notice, deliver to the Escrow Agent a written notice (a “Dispute Notice”), with a copy of such Dispute Notice to the Buyer, (i) specifying each such objection, and (ii) specifying the nature and basis for such objection.

6.12.3  If no Dispute Notice is delivered with respect to any Indemnification Notice within the 10 Business Day period set forth above or a Dispute Notice is received but it is an objection to less than the full Claim Amount (the portion of the Claim Amount that is not in dispute, the “Undisputed Portion”), then the Seller shall be deemed to have delivered a Payment Authorization acknowledging the Buyer’s right to receive the Claim Amount or the Undisputed Portion, as the case may be, specified in such Indemnification Notice with respect to the applicable Indemnification Claim and the Escrow Agent shall transfer to the Buyer on or before the 15th Business Day following Escrow Agent’s receipt of the Indemnification Notice, an amount equal to such Claim Amount or Undisputed Portion, as the case may be, in accordance with the procedures set forth in the Escrow Agreement.

6.12.4  If the Escrow Agent receives a Dispute Notice from the Seller within the 10 Business Day period set forth above with respect to any Indemnification Notice, the portion of the Claim Amount referred to in such Indemnification Notice that is objected to by the Seller (the “Disputed Amount”) shall be held by the Escrow Agent and shall not be released to the Buyer or the Seller except as expressly set forth in the Escrow Agreement or upon the Buyer’s delivery to the Escrow Agent of either (1) written instructions signed by each of the representatives of the Buyer and the Seller as set forth in the Escrow Agreement directing the Escrow Agent to release the Claim Amount (or any other amount mutually agreed upon by such Parties); or (ii) a Final Order relating to the Indemnification Claim referred to in such Indemnification Notice determining that the Buyer is entitled to indemnification for Losses in respect of such Indemnification Claim pursuant to this Agreement (either (i) or (ii) being referred to as, a “Payment Authorization”), at which date the portion of the amount due to the Buyer determined pursuant to (i) or (ii) shall promptly, but in no event later than five Business Days following receipt by the Escrow Agent of a Payment Authorization, be paid to the Buyer from the Escrow Amount in accordance with the procedures set forth in the Escrow Agreement.

7.                                      TAX MATTERS.

The following provisions shall govern the allocation of responsibility as between the Buyer and the Seller for certain Tax matters following the Closing:

7.1          Post-Closing Tax Returns.

7.1.1  The Seller shall prepare or cause to be prepared all income Tax Returns with respect to the Company and AIM required to be filed after the Closing Date that relate to Pre-Closing Tax Periods (“Pre-Closing Income Tax Returns”), and shall be responsible for expenses of preparing such Tax Returns.  For the avoidance of doubt, the Seller shall include the income of the Company and AIM (including any deferred items triggered in connection with the transactions contemplated by this Agreement) on Seller’s federal income Tax Return and any other combined, consolidated or unitary group Tax Returns for all periods through the Closing Date.  Each such Tax Return shall be prepared in a manner consistent with past practice, unless otherwise required by applicable Law.  A draft of each such Tax Return shall be provided to the Buyer for review and comment at least 30 days prior to the due date for filing such Tax Return (with regard to applicable and valid extensions), and the Seller shall in good faith take into account any such comments in its preparation of such Tax Returns.  After such review and revision, if any, the Buyer or Seller, as required by applicable Law, shall sign and file such Tax Returns on behalf of the Company and AIM.

7.1.2  Except as provided with respect to Pre-Closing Income Tax Returns in Section 7.1.1, the Buyer shall prepare and file or cause to be prepared and filed each Tax Return of the Company and AIM required to be filed after the Closing Date for a taxable period beginning on or before the Closing Date, and shall be responsible for expenses of preparing such Tax Returns; provided, however, that with respect to any such Tax Return relating to a Straddle Period, (i) such Tax Returns shall be prepared in a manner consistent with past practice, unless otherwise required by applicable Law, (ii) a draft of each such Tax Return shall be provided to the Seller for review and comment at least 30 days prior to the due date for filing such Tax Return (with regard to applicable and valid extensions), and (iii) the Buyer shall in good faith take into account any such comments in its preparation of such Tax Returns.  The Buyer shall pay or shall cause to be paid all Taxes shown to be due and owing thereon, and the Seller shall pay to the Buyer the amount of any Pre-Closing Taxes shown to be due and owing on any such Tax Returns, not later than 10 Business Days prior to the applicable due date for such Taxes.  If the Seller objects to any amount owed by it on any Tax Return with respect to any Pre-Closing Taxes, the Seller shall, as promptly as practicable but, in no event later than 14 days after receipt of such Tax Return, notify the Buyer in writing that it so objects, specifying with particularity any such objection and stating the specific factual or legal basis for any such objection.  If a notice of objection shall be duly delivered, the Seller and the Buyer shall negotiate in good faith to resolve their disagreement.  If the Seller and the Buyer have not resolved their disagreement within 10 Business Days after receipt by the Buyer of such notice, they shall refer the matter for resolution to an Independent Accountant, the decision of which shall be binding on the Buyer and the Seller.  The costs, fees and expenses of the Independent Accountant shall be borne by (A) the Seller if the net resolution of the disputed items favors the Buyer, (B) the Buyer if the net resolution of the disputed items favors the Seller and (C) otherwise equally by the Buyer, on the one hand, and the Seller on the other hand.  If the Independent Accountant is unable to make a determination with respect to any disputed item prior to the due date (including extensions) for filing of the Tax Return in question, the Buyer may file such Tax Return on the due date without the Seller’s consent.  Notwithstanding the filing of such Tax Return, the Independent Accountant shall make a determination with respect to any disputed issue and appropriate adjustments shall be made to reflect such determination not later than 10 Business Days after such decision has been rendered.

7.1.3  For purposes of this Agreement, Taxes incurred by the Company with respect to a Straddle Period, shall be allocated to the portion of the Pre-Closing Tax Period (i) except as provided in (ii) and (iii) below, to the extent feasible, on a specific identification basis, according to the date of the event or transaction giving rise to the Tax, and (ii) except as provided in (iii) below, with respect to periodically assessed ad valorem Taxes and Taxes not otherwise reasonably allocable to specific identifiable transactions or events or dates, in proportion to the number of days in such taxable period that occur on or before the Closing Date compared to the total number of days in such taxable period, and (iii) in the case of any Tax based upon or related to income or receipts, in an amount equal to the Tax which would be payable if the relevant taxable period ended on the Closing Date.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practices of the Company.  Notwithstanding the foregoing, the Parties agree that income Taxes attributable to the Pre-Closing Tax Period shall include any Tax Liability of the Company arising in connection with the Closing (including, without limitation, any Tax relating to distributions of property by the Company to the Seller occurring on the Closing Date) other than in the Ordinary Course of Business.

7.2          Transfer Taxes.  Notwithstanding anything to the contrary herein, the Parties agree that all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest thereon, “Transfer Taxes”) incurred by any Party connection with this Agreement shall be borne 50% by the Seller and 50% by the Buyer.  The Seller and the Buyer shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such Tax Laws.  Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the Party primarily or customarily responsible under local Law for filing such Tax Returns (such party, the “Filing Party”) and the Filing Party will use its reasonable efforts to provide such Tax Returns to the other party (the “Non-Filing Party”) at least 15 days prior to the date on which such Tax Returns are due to be filed (taking into account valid extensions).  The Non-Filing Party shall pay the Filing Party 50% of the amount of the Transfer Taxes shown to be due on such Tax Returns within 10 days of receipt of such Tax Returns from the Filing Party.

7.3          Audits and Contests Regarding Taxes.

7.3.1  Any Party that receives any notice of a pending or threatened Tax audit, assessment, or adjustment relating to the Company or AIM that may give rise to Liability of another Party hereto (a “Tax Proceeding”), shall promptly notify the other Party within 10 Business Days of the receipt of such notice; provided, however, that failure to give such notice shall not affect the indemnification obligations under Section 6.1 or 6.3 unless such failure materially prejudices the indemnifying party.  The Parties each agree to consult with and to keep each other informed on a regular basis regarding the status of any Tax Proceeding to the extent that such Tax Proceeding could affect a Liability of such other Party (including indemnity obligations hereunder).

7.3.2  The Seller shall have the right to represent the Company’s interests in any Tax Proceeding and to employ counsel of the Seller’s choice and at the Seller’s expense, but only to the extent such Tax Proceeding pertains to Pre-Closing Tax Periods.  Notwithstanding the foregoing, the Seller shall not agree to any settlement for any Tax period that would effect Tax Liabilities of the Buyer or the Company for any taxable period beginning on or after the Closing Date without prior written consent of the Buyer and the Buyer shall have the right to participate in such Tax Proceeding at its own expense, and shall be entitled to control the disposition of any issue involved in such Tax Proceeding that does not affect a potential Liability of the Seller.  Both the Buyer and the Seller shall be entitled to represent their own interests in light of their responsibilities (including indemnity obligations) for the related Taxes, at their own expense, in any Tax Proceeding involving a Straddle Period that includes but does not end on the Closing Date, provided that neither Party shall communicate with representatives of an auditing Taxing Authority on any substantive matter without advising the other Party of the communication in advance, and if oral, providing the other Party an adequate opportunity to and participate in such communication.  Except as provided in this Section 7.3, the provisions of Article 6 including the provisions therein addressing settlement authority, shall govern the manner in which Tax Proceedings are resolved.

7.4          Cooperation on Tax Matters.  The Buyer, the Company and the Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Article 7 and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s reasonable request) access to the records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available as reasonably requested on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Company and the Seller shall (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller, any extensions thereof) of the respective taxable periods, and abide by all record retention agreements entered into with any Taxing Authority, and (ii) give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Company or the Seller, as the case may be, shall allow the other Party to take possession of such books and records.

7.5          Amended Tax Returns.  Except in connection with an audit resolved pursuant to Section 7.3 and Section 6.6 (including consistent correlative adjustments to Tax Returns for non-audited Tax periods), no Party may amend a Tax Return filed by any Party with respect to the Company or AIM or file or amend any Tax election of the Company or AIM, in each case, for a Tax period beginning prior to the Closing Date, without the consent of the other Party hereto, not to be unreasonably withheld or delayed.  The Buyer shall, upon request by the Seller and at the sole expense of the Seller, cooperate in the preparation of and submission to the proper Taxing Authority of any amended Tax Return which is required to cause such Tax Return to be consistent with adjustments to the Tax Returns of the Company for any other Tax period proposed by any Taxing Authority, or to give effect to an allowable loss carryback or carryover from a Tax period of the Company ending on or before the Closing Date.

7.6          Refunds and Carrybacks.  Subject to the next sentence, the Buyer shall pay to the Seller any refund or credit of Taxes attributable to a period ending on or before the Closing Date together with any interest received thereon promptly after receipt thereof If the Seller or any of its Affiliates becomes entitled to a refund or credit of Taxes for any period for which it is liable under Section 6.1 or Section 6.3 to indemnify the Buyer and such refund or credit is attributable to the carryback of losses, credits or similar items attributable to the Company or AIM and from a Tax year or period that begins on or after the Closing Date, the Seller shall promptly after receipt thereof pay to the Buyer the amount of such refund or credit together with any interest received thereon.

7.7          Termination of Tax Sharing Agreements.  The Seller hereby agrees and covenants that any and all existing Tax allocation or sharing agreements or arrangements, whether or not written, that may have been entered into by the Seller or its Affiliates and the Company or AIM (a “Tax Sharing Agreement”) shall be terminated on or before the Closing Date, and no payments to or from the Company or AIM pursuant to any such Tax Sharing Agreement shall be made after such termination.

7.8          Survival of Obligations.  The obligations of the Parties set forth in this Article 7 shall be unconditional and absolute and shall remain in effect until the earlier of the expiration of the applicable period of limitations on assessments or the final dissolution of the Seller.

8.                                      MISCELLANEOUS.

8.1          Press Releases and Public Announcements.  No Party shall issue or cause to be issued any press release or make or cause to be made any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law (in which case the disclosing Party will advise the other Party prior to making the disclosure).

8.2          No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

8.3          Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.  Without limiting the generality of the foregoing, the Parties agree that the letter agreement dated August 18, 2006, by and between the Seller and the Buyer is null and void and of no further effect.

8.4          Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of such Party’s rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates that is wholly-owned by the Buyer, (ii) designate one or more of its Affiliates that is wholly-owned by the Buyer to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder) and (iii) assign any and all of its rights hereunder to and for the benefit of any lender to the Buyer or the Company for the purpose of providing collateral security.

8.5          Counterparts.  This Agreement may be executed in one or more counterparts, by facsimile, pdf attachment or similar electronic transmission, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

8.6          Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7          Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be deemed duly given if personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or delivered by express courier service or telecopied (with hard copy to follow).  Notices, demands, claims and other communications to the Parties shall, unless another address is specified in writing, be sent to the address or telecopy number set forth below:

If to the Buyer:                                                                NetStar-1, Inc.
9400 Key West Avenue
Suite 275
Rockville, Maryland 20850
Attention: William Strang, President
Fax: (301) 309-0338

With a copy to:                                                             King & Spalding LLP
1700 Pennsylvania Ave., N.W.
Washington, D.C.  20006
Attention: David A.  Gibbons
Fax: (202) 626-3737

If to the Seller:                                                                   Computer Horizons Corporation
49 Old Bloomfield Avenue
Mountain Lakes, New Jersey 07046-1495
Attention: General Counsel
Fax: (973) 402-7986

With a copy to:                                                             Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attention: Jeffrey S. Spindler
Fax: (212) 451-2222

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

8.8          Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

8.9          Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.10        Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.11        Fees and Expenses.  Except as otherwise provided in this Agreement, each of the Buyer and the Seller shall bear such Party’s respective fees and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of attorneys, consultants, investment bankers, auditors and other third party advisors incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby.  For purposes of clarifying the foregoing, unpaid expenses of the Seller and the Company shall be paid by the Seller out of the proceeds of the sale and not otherwise charged or expensed to, or paid by, the Company.

8.12        Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.  The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.

8.13        Incorporation of Exhibits and Disclosure Schedules.  The Exhibits and Disclosure Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

8.14        Specific Performance.  Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the Transaction Documents and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 8.15 below), in addition to any other remedy to which they may be entitled, at Law or in equity.

8.15        Submission to Jurisdiction.  Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of the other Party with respect thereto.  Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 8.7 above.  Nothing in this Section 8.15, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity.  Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

8.16        Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.17        Brokerage Fees.  Except as otherwise set forth herein, the Seller represents and warrants to the Buyer that no broker, finder, agent or similar intermediary has acted on behalf of the Company or the Seller in connection with this Agreement or the transactions contemplated hereby, and that there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Company or the Seller, or any action taken by the Company or any of the Seller.  The Buyer represents and warrants to the Seller that no broker, finder, agent or similar intermediary has acted on behalf of the Buyer in connection with this Agreement or the transactions contemplated hereby, and that there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Buyer or any action taken by the Buyer.  Each such party agrees to indemnify and save the other harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of such party, and to bear the cost of legal expenses incurred in defending against any such claim.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

NETSTAR-1, INC.

By:	/s/ William S. Strang
William S. Strang
President and Chief Executive Officer

COMPUTER HORIZONS CORP.

By:	/s/ Dennis J. Conroy
Dennis J. Conroy
Chief Executive Officer

[STOCK PURCHASE AGREEMENT SIGNATURE PAGE]